Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

Utz Quality Foods, LLC,

Heron Sub, Inc.,

and

Inventure Foods, Inc.

Dated as of October 25, 2017

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 25, 2017, is by and among Inventure Foods, Inc., a Delaware corporation (the “Company”), Utz Quality Foods, LLC, a Delaware limited liability company (“Parent”), and Heron Sub, Inc., a Delaware corporation and indirect wholly-owned subsidiary of Parent (“Merger Sub”).  Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

WITNESSETH:

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance thereof and pursuant to this Agreement, Merger Sub has agreed to commence a cash tender offer to purchase any and all of the outstanding shares of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), at a price per share of Company Common Stock of $4.00 (such amount or any different amount per share that may be paid pursuant to the Offer as permitted under this Agreement being hereinafter referred to as the “Offer Price”), without interest, on the terms and subject to the conditions set forth in this Agreement (as it may be extended, amended or supplemented from time to time as permitted under this Agreement, the “Offer”);

WHEREAS, following the consummation of the Offer, Merger Sub shall be merged with and into the Company with the Company surviving that merger as a wholly-owned indirect subsidiary of Parent (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and on the terms and subject to the conditions set forth in this Agreement, pursuant to which each issued and outstanding share of Company Common Stock as of the Effective Time (other than: (a) shares of Company Common Stock owned directly or indirectly by Parent, Merger Sub or the Company, and (b) any Dissenting Shares) shall be converted into the right to receive an amount equal to the Merger Consideration;

WHEREAS, the Parties acknowledge and agree that the Merger shall be governed by Section 251(h) of the DGCL and shall, subject to the conditions of this Agreement, be effected as soon as practicable following the consummation of the Offer;

WHEREAS, the board of directors of the Company (the “Company Board of Directors”), acting on the recommendation of the independent transaction committee, has, on the terms and subject to the conditions set forth herein, unanimously: (a) determined that the Offer, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its stockholders, (b) declared it advisable to enter into this Agreement and approved the execution, delivery and performance of this Agreement, (c) approved and declared advisable the Offer, the Merger and the other transactions contemplated by this Agreement, and (d) resolved to recommend that the Company’s stockholders accept the Offer (the “Company Recommendation”);

WHEREAS, the respective boards of directors of Parent and Merger Sub have, on the terms and subject to the conditions set forth in this Agreement, unanimously approved this Agreement and the Offer, the Merger and the other transactions contemplated by this Agreement and the execution, delivery and performance of this Agreement, and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Offer, the Merger and the other transactions contemplated by this Agreement, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1            Certain Specified Definitions.  As used in this Agreement:

“Acceptable Confidentiality Agreement” means any customary confidentiality agreement that contains provisions that are no less favorable (other than in any immaterial and non-substantive respect) to the Company than those that are contained in the Confidentiality Agreement (including standstill restrictions, except that such agreement need not contain any restriction that would prohibit the counterparty from making a Company Takeover Proposal to the Company Board of Directors or acquiring the Company pursuant to such Company Takeover Proposal to the extent permitted by this Agreement).

“Affiliates” means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Antitrust Laws” means any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in Wilmington, Delaware are authorized or required by Law to close.

“CERCLA” has the meaning specified in the definition of Environmental Law.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company Benefit Plan” means each employee benefit plan, program, policy, agreement, practice or arrangement, including pension, retirement, supplemental retirement, profit-sharing, deferred compensation, stock option, performance award, change in control, retention, employment, consulting, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, retiree life, death benefits, and each other compensatory or employee benefit plan, material fringe benefit plan or program or arrangement that provides remuneration or benefits of any kind to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries or any dependent, family member or beneficiary of any such individual, including any “employee benefit plan” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained or sponsored by the Company or any Subsidiary of the Company, or to which the Company or any Subsidiary of the Company contributes or is obligated to contribute, or has or may reasonably be expected to have any Liability.

“Company Intellectual Property” means the Company Owned Intellectual Property and Company Licensed Intellectual Property.

“Company Licensed Intellectual Property” means all Intellectual Property that is licensed to the Company or any of its Subsidiaries pursuant to an active, written and valid license agreement.

“Company IP Agreements” means all licenses, sublicenses, Licenses-In, Licenses-Out, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property and to which the Company or any of its Subsidiaries is a party, beneficiary, or which the Company, any of its Subsidiaries, or any of the assets of the Company or any of its Subsidiaries is otherwise subject to or otherwise bound.

“Company Leased Real Estate” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any fact, change, circumstance, event, occurrence, condition, development or combination of the foregoing (a) that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, results of operations, assets, liabilities or financial condition of the Company and its Subsidiaries, taken as a whole; provided, that for purposes of clause (a), Company Material Adverse Effect shall not be deemed to include the impact of (i) changes after the date hereof in GAAP, (ii) changes after the date hereof in Laws affecting companies in the industries in which the Company and its Subsidiaries operate, (iii) changes after the date hereof in global or national political conditions (including the outbreak of war or acts of terrorism), in the global securities, credit or other financial markets, or in general economic, business or market conditions affecting companies in the industries in which the Company and its Subsidiaries operate, (iv) any hurricane, flood, tornado, earthquake or other natural disaster after the date hereof, (v) actions required  to be taken or omitted by the Company or any of the Company’s Subsidiaries pursuant to this Agreement and any action or failure to take any action that is consented to by Parent in writing, (vi) any actions or claims made or brought by any of the current or former stockholders of the Company arising out of this Agreement or the transactions contemplated hereby, (vii) the public announcement after the date hereof of this Agreement or the Merger, including the announcement of the identity of Parent, or any communication by Parent or any of its Affiliates regarding the plans or proposals, with respect to the Company and its Subsidiaries, (viii) any material breach of this Agreement by Parent or Merger Sub, or (ix) a change in the trading price of the Company Common Stock or the failure, in and of itself, to meet internal or external projections or analysts’ expectations for any future period (provided, that the underlying causes of such change or failure may be taken into account in determining the existence of a Company Material Adverse Effect); except, with respect to clauses (i) through (iv), to the extent that the effects of such fact, change, circumstance, event, occurrence, condition, development or combination of the foregoing are disproportionately adverse to the business, properties, results of operations, assets, liabilities or financial condition of the Company and its Subsidiaries, taken as a whole, as compared to other companies in the industries in which the Company and its Subsidiaries operate, then the impact of such matter shall be taken into account for purposing of determining whether a Company Material Adverse Effect has occurred, or (b) that prevents, materially delays or materially impairs the ability of the Company to consummate the transactions contemplated by this Agreement on or before the Outside Date.

“Company Option” means any option to purchase shares of Company Common Stock granted by the Company under a Company Stock Plan or otherwise.

“Company Owned Intellectual Property” means all Company Intellectual Property owned or purported to be owned, in whole or in part, by the Company or any of its Subsidiaries.

“Company Owned Real Estate” means all land, together with all buildings, structures, fixtures and improvements located thereon and all easements, rights of way and appurtenances relating thereto, owned by the Company or any of its Subsidiaries.

“Company Performance Share Unit Award” means any performance share unit award relating to shares of Company Common Stock granted by the Company under a Company Stock Plan or otherwise.

“Company Registrations” means all Company Owned Intellectual Property that is the subject of a registration, issuance and/or application for registration or issuance filed with or under the authority of any Governmental Entity, and any domain name registrations owned or controlled by the Company or any of its Subsidiaries.

“Company Restricted Share” means any restricted share of Company Common Stock granted by the Company under a Company Stock Plan or otherwise.

“Company RSU Award” means any restricted share unit award relating to shares of Company Common Stock granted by the Company under a Company Stock Plan or otherwise.

“Company Stock Awards” means the Company Options, Company Performance Share Unit Awards, Company RSU Awards and Company Restricted Shares, taken together.

“Company Stock Plans” means the Company’s 2015 Equity Incentive Plan, the Amended and Restated 2005 Equity Incentive Plan, and any applicable award agreements governing awards granted under such plans, collectively.

“Company Superior Proposal” means a bona fide, unsolicited written Company Takeover Proposal (a) that if consummated would result in a third party (or in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding Company Common Stock or more than 50% of the assets of the Company and its Subsidiaries, taken as a whole,  (b) that is not subject to any due diligence closing condition or financing closing condition, and to the extent consideration includes cash, includes financing commitments from reputable sources that the Company Board of Directors reasonably determines in good faith are reasonably expected to be available and that are sufficient, together with cash on hand and availability under existing credit facilities, to fund such cash consideration, and (c) that the Company Board of Directors determines in good faith, after consultation with its independent financial advisor and outside legal counsel, taking into account the timing and likelihood of consummation relative to the transactions contemplated by this Agreement, and after giving effect to any changes to this Agreement proposed by Parent in response to such Company Takeover Proposal and all other financial, legal, regulatory, tax and other aspects of such proposal, including all conditions contained therein and the person making such Company Takeover Proposal, as the Company Board of Directors deems relevant, is more favorable to the stockholders of the Company than the Offer and the other transactions contemplated by this Agreement.

“Company Takeover Proposal” means any proposal, offer, indication of interest in making a proposal or offer or term sheet from any person or “group” (within the meaning of Section 13(d) of the Exchange Act) (other than Parent and its Affiliates) with respect to, or that would reasonably be expected to lead to, in a single transaction or a series of related transactions, (a) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of its Subsidiaries, (b) any acquisition of 15% or more of the outstanding Company Common Stock or securities of the Company representing 15% or more of the voting power of the Company, (c) any acquisition (including the acquisition of stock in any Subsidiary of the Company) of assets or businesses of the Company or its Subsidiaries, including pursuant to a joint venture, representing 15% or more of the consolidated assets, revenues or net income of the Company, (d) any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of the outstanding Company Common Stock or securities of the Company representing 15% or more of the voting power of the Company, or (e) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Company Common Stock (or voting power of securities of the Company other than the Company Common Stock) involved is 15% or more.

“Contract” means any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, commitment or other instrument or obligation, whether written or oral, that is legally binding.

“Copyrights” has the meaning specified in the definition of Intellectual Property.

“Data Privacy and Security Laws” means any Laws relating to the collection, processing, storage, use and/or disclosure of Personal Information.

“Debt Financing” means the debt financing provided by the Financing Sources in connection with the transactions contemplated in this Agreement.

“Domain Names” has the meaning specified in the definition of Intellectual Property.

“Environmental Law” means any Law relating to pollution, protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), human health and safety, including those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, control or cleanup of any Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.) (“CERCLA”), the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Toxic Substances Control Act of 1976 (15 U.S.C. §§ 2601 et seq.) the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (32 U.S.C. §§ 1251 et seq.) the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), and all comparable state and local Laws.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Credit Agreement” means that certain credit agreement, dated as of November 18, 2015 (as amended), among the Company, as a borrower, the Subsidiaries of the Company party thereto, the lenders party from time to time thereto and BSP Agency, LLC, a Delaware limited liability company, as administrative agent.

“Financing Sources” means the persons (if any) that provide or commit to provide the Debt Financing in connection with the transactions contemplated by this Agreement, together with their Affiliates and Representatives involved in the Debt Financing and their successors and assigns.

“Food Products” means all foodstuffs or food products of all types (whether branded or private label, finished food, work in process or food ingredients) grown, produced, manufactured, processed, tested, packaged, labeled, stored, shipped, advertised, marketed, distributed, sold, imported or exported by, or for, the Company or any of its Subsidiaries.

“Frozen Fruit Business” means the business of farming, processing, packaging, wholesale distributing and marketing of frozen fruit, vegetable blends and beverages, and frozen dessert; provided that the foregoing does not include the salty snack food business.

“Frozen Vegetable Business” means the frozen vegetable processing, packaging and distribution business; provided that the foregoing does not include the salty snack food business.

“Governmental Entity” means any U.S. federal, state, local or foreign government, any transnational governmental organization or any court of competent jurisdiction, arbitral, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any national securities exchange or national quotation system or any SRO.

“Growers’ Lien Laws” means, collectively, state and federal Laws applicable to the Company’s or any of its Subsidiaries’ purchase of agricultural products on credit from any selling party that creates a Lien or imposes a trust upon the agricultural products sold and/or the proceeds of such agricultural products for the benefit of such selling party or a creditor thereof to secure payment for such agricultural products, including the Perishable Agricultural Commodities Act of 1930, the U.S. Food Security Act of 1985 and the California Producer’s Lien Statute.

“Harmful Code” means any “malware,” “spyware,” “viruses,” “back doors,” “drop dead devices,” “time bombs,” “Trojan horses,” or “worms” (as such terms are commonly understood in the software industry) or other malicious code capable of (a) disrupting, disabling, harming, or otherwise impeding in any unintended manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (b) maliciously damaging or destroying, or providing unauthorized access or transmission of, any data or file without the user’s consent.

“Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law, including any substance defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “pollutant,” “contaminant” or “toxic substance,” (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous, industrial or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.

“Indebtedness” means, with respect to any person, without duplication, as of the date of determination, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person issued or assumed as the deferred purchase price of property (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment, but excluding obligations of such person incurred in the ordinary course of business consistent with past practice), (d) all lease obligations of such person that are required to be capitalized in accordance with GAAP as in effect on the date hereof on the books and records of such person, (e) all Indebtedness of others (excluding the Company or any of its wholly-owned Subsidiaries) secured by a Lien on property or assets owned or acquired by such person, whether or not the Indebtedness secured thereby has been assumed, (f) all obligations of such person under interest rate, currency or commodity derivatives or hedging transactions or similar arrangement (valued at the termination value thereof), (g) all letters of credit or performance bonds issued for the account of such person, to the extent drawn upon and not repaid or reimbursed, (h) all obligations created or arising under any conditional sale or other title retention agreement, (i) all guarantees and keepwell arrangements of such person of any Indebtedness of any other person other than the Company or any of its wholly-owned Subsidiaries, (j) all accounts payable that have not been paid within sixty (60) days of invoice, and (k) all accrued but unpaid interest, premiums, principal, penalties, fees and other amounts for the items referred to in clauses (a) through (j) above, including any prepayment fees, penalties, breakage costs and other fees, costs or expenses associated with paying in full all outstanding Indebtedness of the Company and its Subsidiaries.

“Intellectual Property” means any and all intellectual property rights, proprietary rights, rights of publicity, rights of privacy and any and all other legal rights protecting data, information or intangible property throughout the world, including all worldwide right, title and interest in and to all proprietary rights of every kind and nature pertaining to or deriving from any of the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction (a) foreign and domestic patents and patent applications (including reissuances, divisions, renewals, provisional applications, continuations, continuations in part, revisions, extensions and re-examinations), and all inventions (whether patentable or not), invention disclosures, and improvements thereof (“Patent Rights”), (b) trademarks, service marks, trade names, designs, logos or other source identifiers, including as defined in 15 U.S.C. § 1127, whether registered or unregistered or at common law, including all foreign and domestic applications, registrations and renewals thereof or in connection therewith, and all goodwill of the business or otherwise associated with any of the foregoing (“Trademarks”), (c) Internet domain names and other Internet addresses, and user names, accounts, including social networking accounts, pages and online identities, and all goodwill associated therewith (collectively, “Domain Names”), (d) copyrights, original works of authorship, and all databases and data collections, whether registered or unregistered, and including all applications, registrations and renewals of any such thing, and all moral rights associated therewith (“Copyrights”) and sui generis rights in databases, and any and all neighboring rights, (e) know-how, trade secrets, source code, object code, inventions, invention disclosures, discoveries, improvements, concepts, ideas, methods, processes, designs, plans, schematics, drawings, formulae, recipes, manufacturing processes, customer and market lists, technical data, specifications, research and development information, technology and product roadmaps, data bases and other proprietary or confidential information, (f) rights of publicity and rights of privacy, (g) all computer programs, applications and computer code, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code or other readable code (“Software”), and (h) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions and the right to sue for and collect damages arising out of the past, present, and/or future infringement, misappropriation, dilution or violation of any of the foregoing).

“Intervening Event” means any fact, circumstance, occurrence, event, development, change or condition or combination thereof that was not known to or reasonably foreseeable by the Company Board of Directors as of or prior to the date of this Agreement and that becomes known to the Company Board of Directors after the date hereof and prior to the Offer Closing;

provided that in no event shall any of the following constitute or contribute to an Intervening Event: (a) changes after the date hereof in GAAP, (b) changes after the date hereof in Laws affecting companies in the industries in which the Company and its Subsidiaries operate, (c) changes after the date hereof in global or national political conditions (including the outbreak of war or acts of terrorism), in the global securities, credit or other financial markets, or in general economic, business or market conditions affecting companies in the industries in which the Company and its Subsidiaries operate, (d) any hurricane, flood, tornado, earthquake or other natural disaster after the date hereof, (e) actions required  to be taken or omitted by the Company or any of the Company’s Subsidiaries pursuant to this Agreement and any action or failure to take any action that is consented to by Parent in writing, (f) the public announcement after the date hereof of this Agreement or the Merger, including the announcement of the identity of Parent, (g) a change in the trading price of the Company Common Stock or the failure, in and of itself, to meet internal or external projections or analysts’ expectations for any future period (provided, that the underlying causes of such change or failure may be taken into account in determining the existence of an Intervening Event), or (h) the receipt, existence or terms of any Company Takeover Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to transaction contemplated by any Company Takeover Proposal.

“Inventory” means all inventory of the Company or any of its Subsidiaries, including finished goods, raw materials, supplies and consumables, work in progress, packaging film and material, boxes, labeling and other shipping materials and other inventory property, including all such inventory which may be in transit or in the possession of any third party.

“knowledge” means, as the case may be, the knowledge after reasonably inquiry of (a) with respect to Parent or Merger Sub, the Persons listed on Section 1.1(a) of the Company Disclosure Letter, or (b) with respect to the Company or any of its Subsidiaries, the Persons listed on Section 1.1(b) of the Company Disclosure Letter.  With respect to Intellectual Property, “knowledge” or “known” does not require the Company or its Subsidiaries to conduct, have conducted, or obtain, to the extent not already obtained or conducted by or on behalf of Company or any of its Subsidiaries, any freedom-to-operate opinions or any patent, trademark or other Intellectual Property clearance search.

“Laws” means all federal, state, local, international and foreign laws (including common law), statutes, ordinances, rules, regulations, judgments, orders, injunctions, decrees or agency requirements of Governmental Entities.

“Lease” means all leases, subleases, licenses, concessions and other agreements (written or oral) under which the Company or any of its Subsidiaries holds any Company Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

“Liability” means any and all debts, liabilities and obligations, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise.

“Liens” means all liens, claims, mortgages, pledges, security interests, transfer restrictions, options, charges, hypothecations, encroachments, easements, use restrictions, rights-of-way, title defects, attachments, levys, rights of first refusal and similar encumbrances.

“Made Available” means such document or material was (a) publicly filed by the Company on the SEC EDGAR database as part of a Company SEC Document after December 31, 2016 and prior to the date of this Agreement, or (b) made available for review by Parent or its Representatives as of the second Business Day prior to the date of this Agreement in the electronic data site established on behalf of the Company (and hosted by Merrill Corporation) and to which Parent and certain of its Representatives have been given access in connection with the transactions contemplated by this Agreement.

“NASDAQ” means the NASDAQ Global Select Market.

“Open Source Software” means Software or any Software component that is subject to any license agreement that conforms to the Open Source Definition as prescribed by the Open Source Initiative, including any GNU General Public License or GNU Library or Lesser Public License.

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal.

“Parent Material Adverse Effect” means any fact, change, circumstance, event, occurrence, condition, development or combination of the foregoing which prevents, materially delays or materially impairs the ability of Parent or Merger Sub to consummate the Offer, the Merger or the other transactions contemplated by this Agreement on or before the Outside Date.

“Patent Rights” has the meaning specified in the definition of Intellectual Property.

“Permitted Lien” means (a) any Lien for Taxes not yet due and payable or delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (b) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary course of business with respect to Liabilities that are not yet due and payable or, if due, are not delinquent for more than thirty (30) days and are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof, (c) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, which do not affect the use of the properties or the assets subject thereto or affected thereby or otherwise impair business operations at such properties, (d) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, and (e) any grants of any Licenses-Out on a non-exclusive basis.

“person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.

“Personal Information” means information or data that identifies, or can be used to identify an individual, such as, names, addresses, phone numbers, IP addresses or other unique or persistent identifiers, including social security numbers, driver’s license number, passwords, financial account numbers, credit card numbers, credit report information, health and medical information, biometric identifiers and/or any other information concerning or relating to an individual.  “Personal Information” also includes protected health information as defined by the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations.

“Privacy Policies” means any internal or external policy of the Company or any of its Subsidiaries governing or advising third parties concerning the Company’s or any of its Subsidiaries’ storage, use, processing, collection, disclosure or distribution of Personal Information including, without limitation, internal written information security policies and external privacy policies of the Company or its Subsidiaries.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Software” has the meaning specified in the definition of Intellectual Property.

“SRO” means any self-regulatory organization of any nature, including any United States or foreign securities exchange, futures, exchange, commodities exchange or contract market and any advertising or industry self-regulatory organization.

“Subsidiaries” means, with respect to any Party, any corporation, partnership, limited liability company, joint venture or other legal entity of which such Party (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the capital stock or other equity or ownership interests the holders of which are entitled to elect or appoint the board of directors or other governing body or managing member of such corporation, partnership, limited liability company, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other equity or ownership interests that would confer control of any such corporation, partnership, limited liability company, joint venture or other legal entity, or any person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Tax” or “Taxes” means any federal, state, local or foreign tax, custom, impost, levy, duty, fee or other assessment or charge of any nature whatsoever imposed by any Governmental Entity (including any income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, license, recording, occupation, environmental, escheat, abandoned or unclaimed property, real or personal property and estimated tax, alternative or add-on minimum tax, customs duty, or other tax), together with any interest, penalties, additions to tax or additional amounts imposed with respect thereto.

“Tax Return” means any return, report, information return, claim for refund, election, estimated tax filing or declaration or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any amendments thereof.

“Top Customer” means (a) the largest twenty (20) customers (consolidating into a single customer all affiliated customers) of the Company and its Subsidiaries, taken as a whole, based on snack food revenues during the 12 months ended December 31, 2016, and (b) the largest twenty (20) customers of the Company and its Subsidiaries, taken as a whole, based on snack food revenues during calendar year 2017.

“Top Supplier” means (a) the largest ten (10) suppliers of products or services to the Company and its Subsidiaries, taken as a whole, based on snack food expenditures during the 12 months ended December 31, 2016, and (b) the largest ten (10) suppliers of products or services to the Company and its Subsidiaries, taken as a whole, based on snack food expenditures during calendar year 2017.

“Trademarks” has the meaning specified in the definition of Intellectual Property.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“Willful Breach” means a material breach that is the result of a willful or intentional act or failure to act by a person that would reasonably be expected to result in a material breach of this Agreement.

Section 1.2                                    Terms Defined Elsewhere.  The following terms are defined elsewhere in this Agreement, as indicated below:

Section
Action	10.5(a)
Adverse Recommendation Change	7.3(e)
Agreement	Preamble
Anti-Corruption Laws	5.7(c)
Book-Entry Shares	4.1(a)(i)
Cancelled Shares	4.1(a)(ii)
Certificate	4.1(a)(i)
Certificate of Merger	3.3
Certifications and Audits	5.8(f)
Chosen Courts	10.5(a)
Closing	3.2
Closing Date	3.2
Company	Preamble
Company Acquisition Agreement	7.3(e)

Section
Company Approvals	5.3(b)
Company Board of Directors	Recitals
Company Bylaws	5.1(b)
Company Certificate	5.1(b)
Company Common Stock	Recitals
Company Disclosure Letter	V
Company Financial Statements	5.4(b)
Company Indemnified Parties	7.9(a)
Company Organizational Documents	5.1(b)
Company Permits	5.7(b)
Company Recommendation	Recitals
Company SEC Documents	5.4(a)
Company Software	5.15(h)
Company Subsidiary Organizational Documents	5.1(b)
Company Takeover Transaction	9.3(a)
Confidentiality Agreement	7.2(b)
Continuing Employees	7.4(a)
Defects	5.15(h)
Delaware Secretary	3.3
DGCL	Recitals
DGCL 262	4.1(b)
Dissenting Shares	4.1(b)
Effective Time	3.3
Environmental Covenants	5.10(e)
Expiration Time	2.1(d)
FDCA	5.8(b)
Food Laws	5.8(b)
Frozen Fruit Asset Purchase Agreement	5.23(a)
Frozen Vegetable Asset Purchase Agreement	5.23(b)
GAAP	5.4(b)
HSR Act	2.1(e)
Initial Expiration Time	2.1(d)
Intervening Event Recommendation Change	7.3(g)
IRS	5.11(a)
Letter of Transmittal	4.2(c)
Licenses-In	5.15(b)
Licenses-Out	5.15(b)
Merger	Recitals
Merger Consideration	4.1(a)(i)
Merger Sub	Preamble
Minimum Condition	2.1(b)
Offer	Recitals
Offer Closing	2.1(f)
Offer Closing Date	2.1(f)
Offer Commencement Date	2.1(a)

Section
Offer Conditions	2.1(b)
Offer Documents	2.1(h)
Offer Price	Recitals
Offer to Purchase	2.1(c)
Outside Date	9.1(b)
Parent	Preamble
Parent Approvals	6.2(b)
Parties	Preamble
Party	Preamble
Payment Agent	4.2(a)
Payment Fund	4.2(b)
Payoff Letter and Payoff Letters	7.21
Premium Cap	7.9(c)
Representatives	7.3(a)
R&W Policy	7.22
Sarbanes-Oxley Act	5.4(a)
Schedule 14D-9	2.2(b)
Schedule TO	2.1(h)
Signing Date Payoff Letter	5.26
Stockholder List Date	2.2(b)
Surviving Corporation	3.1
Termination Fee	9.3(d)
TSA	5.23(a)
WARN Act	5.11(m)

ARTICLE II

OFFER

Section 2.1                                    The Offer.

(a)                                 Unless this Agreement shall have been terminated in accordance with Article IX, and subject to the Company having complied with its obligations set forth in Section 2.2(b) and Section 2.2(c), as promptly as reasonably practicable after the date of this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer at the Offer Price.  The date of the commencement of the Offer shall be referred to as the “Offer Commencement Date.”

(b)                                 The obligation of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer shall be subject to: (i) there being validly tendered in the Offer and not validly withdrawn prior to any then scheduled Expiration Time (but excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as defined by Section 251(h)(6)(f) of the DGCL) that number of shares of Company Common Stock which, together with the shares of Company Common Stock (if any) beneficially owned by Parent and Merger Sub, represents at least a majority of the Company Common Stock then outstanding (determined on a fully diluted basis assuming the conversion or exercise of all derivative securities that are or will be vested as of the Effective Time) (the “Minimum Condition”), and (ii) the satisfaction, or waiver by Parent or Merger Sub, of the other conditions and requirements set forth in Exhibit A (such conditions, together with the Minimum Condition, the “Offer Conditions”).  Subject to the prior satisfaction of the Minimum Condition and the satisfaction, or waiver by Parent or Merger Sub, of the other Offer Conditions, Merger Sub shall (and Parent shall cause Merger Sub to) consummate the Offer in accordance with its terms and accept for payment and pay for all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer as promptly as practicable after the Expiration Time.  The Offer Price payable in respect of each share of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer shall be paid net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement.

(c)                                  The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer as set forth in this Agreement, including the Offer Conditions.  Parent and Merger Sub expressly reserve the right (in their sole discretion) to waive, in whole or in part, any Offer Condition, to increase the Offer Price, or to make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided by this Agreement or as previously approved in writing by the Company, Merger Sub shall not (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the Offer Price, (iii) waive or change the Minimum Condition, (iv) add to or amend or modify any Offer Condition in a manner adverse in any material respect to the holders of shares of Company Common Stock, (v) except as otherwise provided in this Section 2.1, extend or otherwise change the expiration date of the Offer, (vi) change the form of consideration payable in the Offer in any material respect, (vii) otherwise amend, modify or supplement any of the terms of the Offer in a manner adverse to the holders of shares of Company Common Stock, (viii) provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act, or (ix) take any action (or fail to take any action) that breaches this Agreement with the result that the Merger is not permitted to be effected pursuant to Section 251(h) of the DGCL.

(d)                                 The Offer shall expire at midnight (eastern time) on the date that is twenty (20) Business Days (calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the Offer Commencement Date (the “Initial Expiration Time”) or, in the event the Initial Expiration Time has been extended pursuant to and in accordance with this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Time, or such later date and time to which the Initial Expiration Time has been extended pursuant to and in accordance with this Agreement, is referred to as the “Expiration Time”).

(e)                                  Notwithstanding anything in this Agreement to the contrary, but subject to the Parties’ respective termination rights under Article IX, Merger Sub (i) may, in its sole discretion, without consent of the Company, extend the Offer on one or more occasions, for an additional period of up to ten (10) Business Days per extension,  if on any then-scheduled Expiration Time any of the Offer Conditions shall not be satisfied or, to the extent waivable by Merger Sub, waived in Merger Sub’s sole discretion, until such time as such condition or conditions are satisfied or waived, (ii) shall extend the Offer for any period required by applicable Law, any interpretation or position of the SEC, the staff thereof, NASDAQ or the staff thereof applicable to the Offer, and until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and any other applicable Antitrust Law shall have expired or been terminated, and (iii) if, as of the then-scheduled Expiration Time, any Offer Condition is not satisfied and has not been waived, at the written request of the Company, Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer on one or more occasions (not to exceed two in total) for an additional period of up to ten (10)  Business Days per extension, to permit such Offer Condition to be satisfied; provided, however, that in no event shall (A) Merger Sub be required or permitted (without the prior written consent of the Company) to extend the Offer beyond the Outside Date, or (B) the Company be permitted (without the prior written consent of Parent) to request that the Offer be extended beyond the Outside Date.

(f)                                   On the terms and subject to the conditions of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, accept and pay for (subject to any withholding of Tax pursuant to Section 4.5) all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the Expiration Time (as it may be extended and re-extended in accordance with this Section 2.1).  Acceptance for payment of shares of Company Common Stock pursuant to and subject to the Offer Conditions upon the Expiration Time is referred to in this Agreement as the “Offer Closing,” and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date.”  Merger Sub expressly reserves the right to, in its sole discretion, following the Offer Closing, extend the Offer for a “subsequent offering period” (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act, and the Offer Documents may, in Merger Sub’s sole discretion, provide for such a reservation of right.  Nothing contained in this Section 2.1 shall affect any termination rights in Article IX.

(g)                                  Merger Sub shall not terminate the Offer prior to any scheduled Expiration Time without the prior written consent of the Company except in the event that this Agreement is terminated pursuant to Article IX.  If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is terminated pursuant to Article IX, prior to the acceptance for payment of the Company Common Stock tendered in the Offer, Merger Sub shall promptly (and in any event within one (1) Business Day after such termination) return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered Company Common Stock to the registered holders thereof.

(h)                                 As soon as practicable on the Offer Commencement Date, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”).  The Schedule TO shall include, as exhibits, the Offer to Purchase and the form of Letter of Transmittal (such Schedule TO and the documents attached as exhibits thereto, together with any amendments and supplements thereto, the “Offer Documents”).  Promptly following execution of this Agreement, the Company shall furnish to Parent and Merger Sub all information concerning the Company required by the Exchange Act to be set forth in the Offer Documents.  Parent and Merger Sub agree to take all steps necessary to cause the Offer Documents to be filed with the SEC and disseminated to the stockholders of the Company, in each case as and to the extent required by the Exchange Act or the rules and regulations of NASDAQ.  Parent and Merger Sub, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law.  Parent and Merger Sub further agree to take all steps necessary to cause the Offer Documents, as so corrected (if applicable), to be filed with the SEC and disseminated to the stockholders of the Company, in each case as and to the extent required by the Exchange Act.  Parent and Merger Sub shall promptly notify the Company upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Offer Documents, and shall promptly provide the Company with copies of all correspondence between them and their Representatives, on the one hand, and the SEC, on the other hand.  Prior to the filing of the Offer Documents (including any amendments or supplements thereto) with the SEC or dissemination thereof to the stockholders of the Company, or responding to any material comments of the SEC with respect to the Offer Documents, Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on such Offer Documents or response to any material comments, and Parent and Merger Sub shall give reasonable and good faith consideration to any such comments.

(i)                                     Parent shall provide or cause to be provided to Merger Sub, on a timely basis, the funds necessary to pay for any shares of Company Common Stock that Merger Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

Section 2.2                                    Company Actions.

(a)                                 The Company hereby consents to the Offer and, subject to Section 7.3, the inclusion in the Offer Documents of the Company Recommendation, as it may be amended, modified or withdrawn in accordance with this Agreement.

(b)                                 As soon as practicable on the Offer Commencement Date after Parent and Merger Sub file with the SEC the Schedule TO, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 7.3, contain the Company Recommendation.  The Schedule 14D-9 shall also contain the notice of appraisal rights required to be delivered by the Company under Section 262(d) of the DGCL at the time the Company first files the Schedule 14D-9 with the SEC.  The Company shall set the Stockholder List Date as the record date for the Company’s stockholders entitled to receive such notice of appraisal rights and shall disseminate the Schedule 14D-9 including such notice of appraisal rights to the Company’s stockholders to the extent required by Section 262(d) of the DGCL at the first time the Company files the Schedule 14D-9 with the SEC.  The Company agrees to take all steps necessary to cause the Schedule 14D-9 to be prepared and filed with the SEC and disseminated to the stockholders of the Company, in each case as and to the extent required by the Exchange Act.  Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in the Schedule 14D-9.  The Company, on the one hand, and Parent and Merger Sub, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law.  The

Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected (if applicable), to be filed with the SEC and disseminated to the stockholders of the Company, in each case as and to the extent required by the Exchange Act and other applicable Law.  The Company shall promptly notify Parent and Merger Sub upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Schedule 14D-9, and shall promptly provide Parent and Merger Sub with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand.  Prior to the filing of the Schedule 14D-9 (including any amendments or supplements thereto) with the SEC or dissemination thereof to the stockholders of the Company, or responding to any material comments of the SEC with respect to the Schedule 14D-9, the Company shall provide Parent, Merger Sub, and their counsel a reasonable opportunity to review and comment on such Schedule 14D-9 or response to any material comments, and the Company shall give reasonable and good faith consideration to any such comments.

(c)                                  In connection with the Offer, the Company shall promptly after the date hereof (and in any event at least three (3) Business Days prior to the Offer Commencement Date) furnish or cause to be furnished to Parent and Merger Sub mailing labels, security position listings and any other available listings or computer files containing the names and addresses of the record holders or beneficial owners of the shares of Company Common Stock as of the most recent practicable date, and shall promptly furnish Parent and Merger Sub with such information and assistance (including lists of record holders or beneficial owners of the shares of Company Common Stock, updated from time to time upon Parent’s, Merger Sub’s or either of their respective agent’s request, and the addresses, mailing labels and lists of security positions of such record holders or beneficial owners) as Parent, Merger Sub or either of their respective agent’s may reasonably request for the purpose of communicating the Offer to the record holders and beneficial owners of the shares of Company Common Stock (the date of the list used to determine the persons to whom the Offer Documents and Schedule 14D-9 are first disseminated, the “Stockholder List Date”).  Subject to applicable Law, and except for such actions as may be reasonably necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Merger Sub and Parent shall hold in confidence the information and documents provided to them under this Section 2.2(c), shall use such information only in connection with the Offer and the Merger and, if this Agreement is terminated, shall, upon written request, at Parent’s option, deliver to the Company or destroy (and confirm such destruction in writing) all such information and documents (along with all copies thereof) then in their possession or control, other than such information that is contained in their computer system in accordance with backup, security and/or disaster recovery procedures and is not otherwise generally accessible or required to be retained by Law.

(d)                                 The Company shall register (and shall cause its transfer agent to register on the Company’s stock transfer records) the transfer of shares of Company Common Stock accepted for payment by Merger Sub effective immediately after the Offer Closing.

ARTICLE III

THE MERGER

Section 3.1                                    The Merger.  Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub will cease, with the Company surviving the Merger (the Company, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Corporation”), such that following the Merger, the Surviving Corporation will be a wholly-owned indirect subsidiary of Parent.  The Merger shall have the effects provided in this Agreement and as specified in the DGCL.  The Merger shall be governed by Section 251(h) of the DGCL and shall be effected as soon as practicable following the consummation of the Offer.

Section 3.2                                    Closing.  Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) shall take place at the offices of Cozen O’Connor, One Liberty Place, 1650 Market Street, Suite 2800, Philadelphia, PA 19103 (unless another place is agreed to in writing by the Company and Parent), or by fax, pdf or other electronic exchange of the signature pages and other deliveries required at Closing, at 10:00 a.m., eastern time, as soon as practicable (and in any event within three Business Days) after the satisfaction or waiver of the last of the conditions set forth in Article VIII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied by action taken at or immediately prior to the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), unless the Agreement has been terminated pursuant to Article IX.  The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 3.3                                    Effective Time.  Subject to the provisions of this Agreement, on the Closing Date, the Parties shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) as provided under the DGCL and make any other filings, recordings or publications required to be made by the Company, Merger Sub or Parent under the DGCL in connection with the Merger.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary or on such later date and time as shall be agreed to by the Company and Parent and specified in the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”).

Section 3.4                                    Effects of the Merger.  The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, intangible and tangible assets, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

Section 3.5                                    Organizational Documents of the Surviving Corporation.  At the Effective Time, each of the Company Certificate and the Company Bylaws shall be amended so as to read in its entirety as the certificate of incorporation and bylaws of Merger Sub, respectively, except that (i) the name of the Surviving Corporation shall be Inventure Foods, Inc. and (ii) the Company Certificate and Company Bylaws shall be amended if and to the extent necessary to effect compliance with Section 7.9(a), and as so amended shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation until thereafter changed or amended as provided therein, subject to compliance with Section 7.9(a), or by applicable Law.

Section 3.6                                    Officers and Directors of the Surviving Corporation.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.  The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE IV

CONVERSION OF SHARES;
EXCHANGE OF CERTIFICATES

Section 4.1                                    Effect on Capital Stock.

(a)                                 Conversion; Cancellation; Treatment.  At the Effective Time, by virtue of the Merger and without any action on the part of any of the Parties or the holder of any shares of Company Common Stock or common stock of Merger Sub:

(i)                                     Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and any Dissenting Shares) shall be automatically converted into the right to receive an amount per share equal to the Offer Price in cash, without interest (the “Merger Consideration”), less any applicable withholding Tax.  From and after the Effective Time, all shares of Company Common Stock (including all uncertificated shares of Company Common Stock represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (each, a “Certificate”)) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and, subject to Section 4.1(b), each applicable holder of such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon the surrender of such shares of Company Common Stock in accordance with Section 4.2.

(ii)                                  Each share of Company Common Stock that is owned or held in treasury immediately prior to the Effective Time by the Company or any direct or indirect wholly-owned Subsidiary of the Company and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent or any direct or indirect wholly-owned Subsidiary of Parent (including Merger Sub) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

(iii)                               At the Effective Time, each issued and outstanding share of common stock, par value $.01 per share, of Merger Sub shall be automatically converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.  From and after the Effective Time, all certificates representing shares of Merger Sub common stock shall be deemed to represent the number of shares of common stock of the Surviving Corporation as provided in the immediately preceding sentence.

(b)                                 Shares of Dissenting Stockholders.  Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder of record who did not vote in favor of the adoption of this Agreement (or consent thereto in writing) and is entitled to demand and properly demands appraisal of such shares of Company Common Stock pursuant to, and who complies in all respects with, Section 262 of the DGCL (“DGCL 262” and any such shares meeting the requirement of this sentence, “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but instead at the Effective Time shall be converted into the right to receive payment of such amounts as are payable in accordance with DGCL 262 (it being understood and acknowledged that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, other than the right to receive such consideration as shall be determined pursuant to DGCL 262); provided, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair value of such Dissenting Shares under DGCL 262, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, without interest or duplication, the Merger Consideration.  The Company shall give prompt written notice to Parent of any demands received by the Company for appraisal of any Company Common Stock, of any withdrawals of such demands and of any other demands, notices or instruments served pursuant to the DGCL and received by the Company relating to DGCL 262 and any alleged dissenter’s rights, and Parent shall have the opportunity to participate in and direct all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

(c)                                  Certain Adjustments.  If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reclassification, stock split, reverse stock split, combination or exchange of shares, option exercises, or any similar event that has been approved by Parent in writing in advance pursuant to this Agreement shall have occurred, then the Merger Consideration (to the extent the Offer Price was not adjusted to give effect to any such change) shall be equitably adjusted, without duplication, to proportionally reflect such change; provided, that nothing in this Section 4.1(c) shall be construed to permit the Company to take any action with respect to the Company Common Stock that is prohibited by the terms of this Agreement.

Section 4.2                                    Exchange of Certificates.

(a)                                 Appointment of Payment Agent.  Prior to the Effective Time, Parent shall appoint American Stock Transfer & Trust Company or another reputable bank or trust company that is reasonably acceptable to the Company to act as payment agent (the “Payment Agent”) for the payment of the Merger Consideration in the Merger and shall enter into an agreement relating to the Payment Agent’s responsibilities under this Agreement.

(b)                                 Deposit of Merger Consideration.  At or prior to the Effective Time, Parent shall make or cause to be made available to the Payment Agent cash sufficient to pay the aggregate Merger Consideration payable in the Merger at such time as is necessary for the payment to holders of Company Common Stock (other than with respect to Cancelled Shares and/or Dissenting Shares) (the “Payment Fund”).  The Payment Agent shall invest any cash included in the Payment Fund as directed by Parent; provided, however, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares, and following any losses from any such investment Parent shall promptly provide additional funds to the Payment Agent for the benefit of the holders of the Company Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Payment Fund.  Any interest or other income resulting from such investments shall be paid to Parent or its designee, upon demand.  Parent shall cause the Payment Fund to be held for the benefit of the holders of the Company Common Stock entitled to payment of the Merger Consideration.  The Payment Fund shall not be used for any purpose other than to fund payments pursuant to Section 4.1 and Section 4.3(c), except as expressly provided for in this Agreement.

(c)                                  Exchange Procedures.  As promptly as reasonably practicable after the Effective Time and in any event within ten (10) Business Days of the Closing Date, Parent shall cause the Payment Agent to mail to each holder of record of shares of Company Common Stock whose shares of Company Common Stock were converted pursuant to Section 4.1(a)(i) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent and shall be in customary form) (the “Letter of Transmittal”), and (ii) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration.

(d)                                 Surrender of Certificates or Book-Entry Shares.  Upon surrender of Certificates or Book-Entry Shares to the Payment Agent together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Payment Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to the Merger and this Agreement promptly following the Payment Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share and such other documents referred to above, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith canceled.  In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer or stock records of the Company, any cash to be paid upon due surrender of the Certificate or Book-Entry Share formerly representing such shares of Company Common Stock may be paid to such a transferee if such Certificate or Book-Entry Share is presented to the Payment Agent, accompanied by all documents required to evidence and effect such transfer and to evidence to the satisfaction of the Payment Agent that any applicable stock transfer or other similar Taxes have been paid or are not applicable.  No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate or Book-Entry Share.

(e)                                  No Further Ownership Rights in Company Common Stock.  The cash paid in accordance with the terms of this Article IV in respect of any shares of Company Common Stock shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock (subject to DGCL 262).  From and after the Effective Time, all holders of shares of Company Common Stock shall cease to have any rights as stockholders of the Company other than the right to receive the Merger Consideration into which such shares have been converted pursuant to the Merger and this Agreement upon the surrender of the Certificates or Book-Entry Shares representing such shares in accordance with Section 4.1 or Section 4.2(d), as applicable, in each case without interest or duplication.  From and after the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Company Common Stock converted pursuant to this Agreement are presented to the Surviving Corporation, Parent or the Payment Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article IV, subject to DGCL 262 in the case of Dissenting Shares.

(f)                                   Termination of Payment Fund.  Any portion of the Merger Consideration made available to the Payment Agent in respect of any Dissenting Shares shall be returned to the Parent upon demand.  Any portion of the Payment Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for one (1) year after the Effective Time shall be delivered to Parent or a Subsidiary of Parent designated by Parent, upon written demand, and any holder of Certificates or Book-Entry Shares who has not theretofore complied with this Article IV shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration without any interest thereon.

(g)                                  No Liability.  None of Parent, the Company, Merger Sub, the Payment Agent or any of their respective Affiliates shall be liable to any person in respect of any portion of the Payment Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  Notwithstanding any other provision of this Agreement to the contrary, any portion of the Merger Consideration that remains undistributed to the holders of Certificates and Book-Entry Shares as of the second anniversary of the Effective Time (or immediately prior to such earlier date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(h)                                 Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Payment Agent, the posting by such person of a bond in such amount as Parent or the Payment Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Payment Agent (or, if subsequent to the termination of the Payment Fund and subject to Section 4.2(f), Parent) shall deliver or cause to be delivered, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, subject to Section 4.2(g).

Section 4.3                                    Company Incentive Awards.

(a)                                 At the Effective Time, each Company Option that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall be cancelled by virtue of the Merger without any action on the part of the holder thereof in consideration for the right to receive from the Surviving Corporation as promptly as practicable (but no later than five (5) Business Days) following the Effective Time, a cash payment, if any (without interest and less applicable withholding Taxes) with respect thereto equal to the product of (i) the number of vested shares of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time (including those whose vesting accelerates as of the Effective Time), and (ii) the excess, if any, of the Merger Consideration over the exercise or base price per share of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time.  The Surviving Corporation will not assume any Company Stock Awards and will not substitute any options, unit awards, restricted shares or other rights to acquire shares of the capital stock of the Surviving Corporation.

(b)                                 Each Company RSU Award and each Company Performance Share Unit Award that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall be cancelled by virtue of the Merger without any action on the part of the holder thereof in consideration for the right to receive from the Surviving Corporation as promptly as practicable (but no later than five (5) Business Days) following the Effective Time, a cash payment, if any (without interest and less applicable withholding Taxes) with respect thereto equal to the product of (i) the number of vested shares of Company Common Stock subject to such Company RSU Award or Company Performance Share Unit Award as of immediately prior to the Effective Time (including those whose vesting accelerates as of the Effective Time), and (ii) the Merger Consideration; provided, that to the extent that any such Company RSU Award or Company Performance Share Unit Award constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment shall be paid in accordance with the applicable award’s terms and at the earliest time permitted under the terms of such award that will not result in the application of a Tax or penalty under Section 409A of the Code.  For each Company Performance Share Unit Award, the number of shares of Company Common Stock covered by the applicable award shall be determined in accordance with each participant’s Company Performance Share Unit Award and by the Compensation Committee of the Company Board of Directors.

(c)                                  At the Effective Time, each Company Restricted Share that is outstanding as of immediately prior to the Effective Time shall be treated in accordance with Section 4.1.

(d)                                 At the Effective Time, Parent shall transfer to the Surviving Corporation cash sufficient to pay the aggregate amounts required to be paid pursuant to Section 4.3(a) and Section 4.3(b) hereof (the” Company Stock Award Payments”).  Parent shall cause to be paid at the time or times provided by Section 4.3(a) or Section 4.3(b), as applicable, (i) through the payroll systems of the Surviving Corporation or applicable Subsidiary to each holder entitled to a Company Stock Award Payment (other than any such holder with respect to which the Company and its Subsidiaries have no Tax withholding obligations) the consideration specified in Section 4.3(a) or Section 4.3(b) hereof, as applicable (subject to applicable withholding Tax); and (ii) in cash by the Surviving Corporation to each holder entitled to a Company Stock Award Payment with respect to which the Company and its Subsidiaries have no Tax withholding obligations.

(e)                                  Prior to the date of this Agreement, the Company, the Company Board of Directors and/or the appropriate committee thereof, as applicable, shall take all actions (including obtaining any appropriate agreements with employees) and adopt any resolutions that may be necessary to (i) effectuate the provisions of this Section 4.3, and (ii) accelerate the vesting of each Company Stock Award that is set forth on Section 5.2(a) of the Company Disclosure Letter as subject to accelerated vesting.

Section 4.4                                    Further Assurances.

(a)                                 If at any time before or after the Effective Time, Parent or the Company reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Offer, the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Parent, Merger Sub, the Company and the Surviving Corporation and their respective officers and directors or managers shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Offer, the Merger and to carry out the purposes and intent of this Agreement.

(b)                                 In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the Parties to the Merger, the officers of the Surviving Corporation shall be authorized to, in the name and on behalf of the Company, execute and deliver such deeds, bills of sale, assignment or assurances and take all such other action as may be necessary in connection therewith.

Section 4.5                                    Withholding Rights.  Each of the Company, Parent, Merger Sub, the Surviving Corporation and the Payment Agent shall be entitled to deduct and withhold or cause to be deducted and withheld from any amounts otherwise payable pursuant to this Article IV, such amounts as may be required to be deducted or withheld with respect to the making of such payment under any applicable Tax Law.  Any amounts so deducted or withheld, and, if required, paid over to the applicable Governmental Entity, shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

Except as set forth in the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (provided, that disclosure in any section of such Company Disclosure Letter shall apply only to the corresponding section of this Agreement except to the extent that the relevance of such disclosure to another section or representation is reasonably apparent on its face and provided, further, that any listing of any fact, item or exception disclosed in any section of the Company Disclosure Letter shall not be construed as an admission of liability under any applicable Law or for any other purpose), the Company represents and warrants to Parent and Merger Sub as follows:

Section 5.1                                    Organization.

(a)                                 The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.  Each of the Company’s Subsidiaries is a legal entity duly incorporated or organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or organization, as applicable, and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.  Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 The Company has Made Available to Parent a correct and complete copy of the Company’s Certificate of Incorporation, as amended (the “Company Certificate”), and Second Amended and Restated Bylaws (the “Company Bylaws”) (collectively, the “Company Organizational Documents”), and the certificate of incorporation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents for each Subsidiary of the Company, as listed in Section 5.1(b) of the Company Disclosure Letter (collectively, the “Company Subsidiary Organizational Documents”), in each case, as amended and in effect.  The Company Organizational Documents and the Company Subsidiary Organizational Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any provisions of the Company Organizational Documents or the Company Subsidiary Organizational Documents.

(c)                                  Section 5.1(c)(i) of the Company Disclosure Letter lists each of the Subsidiaries of the Company, its place of organization and the owner of each outstanding share of capital stock of such Subsidiary.  Each such Subsidiary is directly wholly-owned by the Company.  All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company have been validly issued, were issued free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens imposed by applicable securities Laws or Liens listed on Section 5.1(c)(ii) of the Company Disclosure Letter that will be released as of the Effective Time.  Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any person.

(d)                                 Section 5.1(d) of the Company Disclosure Letter lists each director, manager and officer of the Company and each of its Subsidiaries.  The Company has Made Available to Parent correct and complete copies of the minutes of all meetings (other than those minutes which primarily discuss or relate to the transactions contemplated by this Agreement) or written consents since January 1, 2015 of (i) the stockholders of the Company and the Company Board of Directors (and each committee thereof), and (ii) the stockholder, member, manager and board of directors (and committees thereof) of each Subsidiary of the Company.

Section 5.2                                    Capital Stock.

(a)                                 The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 50,000 shares of preferred stock, par value $100 per share (the “Company Preferred Stock”). (i) 19,827,000 shares of Company Common Stock are issued and outstanding (not including shares held in treasury, but including Company Restricted Shares), as increased by the number of shares of Company Common Stock issued as a result of the exercise of any Company Options after the date of this Agreement, (ii) 367,957 shares of Company Common Stock are held in treasury, (iii) no shares of Company Preferred Stock are issued or outstanding, (iii) no Company Restricted Shares are issued and outstanding that are not included in the number of shares of Company Common Stock issued and outstanding set forth in item (i) above, (iv) Company Performance Share Unit Awards with respect to an aggregate of 183,021 shares of Company Common Stock based on achievement of applicable performance criteria at the maximum level are issued and outstanding, (v) Company Options with respect to an aggregate of 550,822 shares of Company Common Stock (less the number of shares of Company Common Stock issued pursuant to the exercise of Company Options after the date of this Agreement) are issued and outstanding having the exercise prices set forth in Section 5.2(a) of the Company Disclosure Letter, (vi) Company RSU Awards with respect to an aggregate of 414,629 shares of Company Common Stock are issued and outstanding, (vii) an aggregate of 577,675 shares of Company Common Stock are reserved and available for issuance pursuant to the Company Stock Plans (assuming maximum level achievement of outstanding Company Performance Share Unit Awards), and (viii) no other shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding.  Section 5.2(a) of the Company Disclosure Letter sets forth for each Company Stock Award, the name of each holder of the award, the number of shares subject to such award, the amount of each Company Stock Award that will be vested as of the Effective Time, the exercise price of the Company Options and the expiration date of each Company Stock Award.  All outstanding shares of Company Common Stock are, and shares of Company Common Stock reserved for issuance with respect to Company Stock Awards, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

Except as set forth in Section 5.2(a) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other rights or Contracts to which the Company or any of its Subsidiaries is a party or otherwise bound or subject to (whether or not currently exercisable) (A) involving or relating to (1) the issue, transfer, exchange, sale or registration for sale of any shares of capital stock or other equity or ownership interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity or ownership interests, (2) the grant, extension or entering into of any such subscription, option, warrant, call, convertible securities, exchangeable security or other right or Contract, (3) the redemption or other acquisition of any such shares of capital stock or other equity or ownership interests, (4) the provision of funds to, or making an investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company, or (5) making any payment to any person the value of which is derived from or calculated based on the value, or changes in the value, of Company Common Stock or Company Preferred Stock, or (B) granting any preemptive or antidilutive or similar rights with respect to any security of the Company or any of its Subsidiaries.  No Subsidiary of the Company owns any shares of capital stock of the Company.  All shares of Company Common Stock and Company Stock Awards have been issued in compliance with all federal and state securities Laws or exemptions therefrom.  Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.  There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity or ownership interest of the Company or any of its Subsidiaries or that restrict any person from purchasing, selling, pledging or otherwise disposing of any shares of Company Common Stock.  Except as set forth in Section 5.2(a) of the Company Disclosure Letter, there are no Contracts to which the Company is a party obligating the Company, and the Company has not agreed, to accelerate the vesting of any Company Stock Award as a result of the transactions contemplated by this Agreement.  Since January 1, 2017, the Company has not issued or repurchased any shares of its capital stock (other than in connection with the exercise, settlement or vesting of Company Stock Awards in accordance with their respective terms) or any securities convertible into or exercisable for any shares of its capital stock.

(b)                                 The Company directly owns all of the issued and outstanding shares of capital stock and other equity and ownership interests of each Subsidiary of the Company, free and clear of any preemptive rights and any Liens except for any Liens imposed by applicable securities Laws, and all of such shares of capital stock and other equity and ownership interests are duly authorized, validly issued, fully paid and nonassessable.  Except for equity interests in the Company’s Subsidiaries, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity or ownership interest in any person (or any security or other right, agreement or commitment convertible into or exercisable or exchangeable for, any equity or ownership interest in any person).  Neither the Company nor any of its Subsidiaries has any obligation to acquire any equity or ownership interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 5.3                                    Corporate Authority Relative to this Agreement; No Violation.

(a)                                 The Company has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement, including the Offer and the Merger.  No vote of the holders of any class or series of capital stock of the Company is necessary to adopt this Agreement or approve or consummate the transactions contemplated by this Agreement (including the Offer and the Merger). The execution, delivery and performance of this Agreement by the Company and the consummation of the Offer, Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by the Company Board of Directors and no other corporate proceedings on the part of the Company or vote or consent of the Company’s stockholders is necessary to authorize the execution, delivery and performance by the Company of this Agreement or to consummate the Offer, the Merger and the other transactions contemplated by this Agreement.  The Company Board of Directors has unanimously (i) determined that the terms of this Agreement, the Offer and the Merger are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (iii) duly and validly approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained in this Agreement, and (iv) subject to Section 7.3, resolved to make the Company Recommendation, and to include such Company Recommendation in the Schedule 14D-9 and the Offer Documents.  This Agreement has been duly executed and delivered by the Company, and, assuming the due execution and delivery of this Agreement by the Parent and Merger Sub, this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by the Company will each constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (A) applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (B) applicable equitable principles (whether considered in a proceeding at law or in equity).

(b)                                 Except as set forth in Section 5.3(b) of the Company Disclosure Letter and other than in connection with (i) the filing of the Certificate of Merger with the Delaware Secretary, (ii) the filing of the Schedule 14D-9 and any amendments or supplements thereto with the SEC in accordance with the Exchange Act, (iii) such filings under the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, (iv) applicable state securities, takeover and “blue sky” laws, (v) the rules and regulations of the NASDAQ, and (vi) the HSR Act and any other requisite clearances or approvals under any other applicable Antitrust Laws (collectively, the “Company Approvals”), no authorization, consent, Order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, to be obtained or made by the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement or for the consummation by the Company of the Offer, the Merger and the other transactions contemplated by this Agreement.

(c)                                  The execution, delivery and performance by the Company of this Agreement does not, and (assuming the Company Approvals are obtained) the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not (i) except as set forth in Section 5.3(c)(i) of the Company Disclosure Letter, result in any loss, abandonment, revocation, suspension, limitation, restriction or impairment of any material right of the Company or any of its Subsidiaries to own or use any assets required for the conduct of its business (including any express or implied license of, or to any rights in, any Intellectual Property) or result in any material violation of, or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, Contract, Company Permit, Company Owned Intellectual Property, concession or right binding upon the Company or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens other than Permitted Liens (excluding non-exclusive Licenses-Out and Licenses-In) or the termination of any Contracts to which the Company is a party for Company Licensed Intellectual Property, in each case, upon any of the properties or assets (including Contracts) of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the Company Organizational Documents or Company Subsidiary Organizational Documents, or (iii) conflict with or violate in any material respect any applicable Laws.

Section 5.4                                    Reports and Financial Statements.

(a)                                 Except as set forth in Section 5.4(a) of the Company Disclosure Letter, the Company has timely filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC (including under the Securities Act and the Exchange Act) since January 1, 2014 (all such forms, documents and reports filed or furnished by the Company or any of its Subsidiaries, the “Company SEC Documents”) and has timely paid all fees due in connection therewith.  As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Company is in material compliance with all applicable provisions of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of NASDAQ.  Neither the Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers of the Company or any of its Subsidiaries.  None of the Company’s Subsidiaries is, or at any time since January 1, 2013 has been, required to file any forms, reports or other documents with the SEC.  No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act, and the certifications made by each such executive officer were true and correct in all respects.  There are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the Company SEC Documents.

(b)                                 The consolidated financial statements (including all related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents (the “Company Financial Statements”) (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, and their consolidated statements of cash flows and stockholders’ equity for the respective periods then ended, (ii) were prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by Form 10-Q and subject to normal year-end audit adjustments and the absence of footnote disclosure) applied on a consistent basis during the periods involved (except as may be indicated in such Company Financial Statements or in the notes thereto), (iii) have been prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries, and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act.  No financial statements of any person other than the Company and its consolidated Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company.  The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

(c)                                  Neither the Company nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC) or any similar Contract where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company or any of its Subsidiaries in the Company Financial Statements or other Company SEC Documents.

Section 5.5                                    Internal Controls and Procedures.  The Company has established and maintains effective disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.  The Company’s disclosure controls and procedures are designed, and since January 1, 2014, have been  designed (a) to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act, and (b) to provide assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorizations, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.  Except as set forth in Section 5.5 of the Company Disclosure Letter, since January 1, 2014, neither the Company nor, to the knowledge of the Company, the Company’s independent registered public accounting firm, has identified or been made aware of (A) any “significant deficiency” or “material weakness” (each as defined in Rule 12b-2 of the Exchange Act) in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated, or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

Section 5.6                                    No Undisclosed Liabilities.  There are no Liabilities of the Company or any of its Subsidiaries of any nature whatsoever (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due), except for (a) Liabilities that are reflected or reserved against on the consolidated balance sheet of the Company and its Subsidiaries included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (including Liabilities reflected, reserved against or expressly disclosed in any notes to such consolidated balance sheet), (b) Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2016, or (c) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby.

Section 5.7                                    Compliance with Law; Permits.

(a)                                 Except as set forth in Section 5.7(a) of the Company Disclosure Letter, the Company and its Subsidiaries are, and since January 1, 2014 have been, in compliance in all material respects with all applicable Laws.  Since January 1, 2014, neither the Company nor any of its Subsidiaries has (i) received any written notice or, to the knowledge of the Company, oral notice from any Governmental Entity regarding any actual or possible failure by the Company, any Company Benefit Plan or any fiduciary of any Company Benefit Plan to comply with any Law, or (ii) provided any notice to any Governmental Entity regarding any violation by the Company or any of its Subsidiaries of any Law.

(b)                                 The Company and its Subsidiaries hold, and have at all times since January 1, 2014, held, all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and Orders of all applicable Governmental Entities that are material to, and necessary for, the lawful operation of the businesses of the Company and its Subsidiaries as is currently being conducted (the “Company Permits”) and have paid all fees and assessments due and payable in connection therewith.  All Company Permits are valid and in full force and effect, are not subject to any administrative or judicial proceeding that could result in any modification, termination or revocation thereof and, to the knowledge of the Company, no suspension or cancellation of any such Company Permit is threatened.  The Company and each of its Subsidiaries is, and since January 1, 2014, has been, in compliance in all material respects with the terms and requirements of all Company Permits.

(c)                                  Since January 1, 2014, none of the Company, its Subsidiaries, any of their respective directors, officers or employees, or to the knowledge of the Company, any agent or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, violated or is in violation of, or is aware of any action taken that would result in a violation of, the Foreign Corrupt Practices Act of 1977 or any similar anti-corruption Law

(collectively, the “Anti-Corruption Laws”), nor (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, or (iii) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services.  No action, suit or proceeding by or before any Governmental Entity involving the Company, any Subsidiary of the Company or any Affiliate of the Company, or any of their directors, officers, employees, agents or other persons acting on their behalf, with respect to any Anti-Corruption Law is pending or, to the knowledge of the Company, threatened, nor have any disclosures been submitted by the Company or any of its Subsidiaries to any Governmental Entity with respect to violations of any Anti-Corruption Law by any such person.

(d)                                 Since January 1, 2014, the Company and each of its Subsidiaries has conducted its import and export transactions in accordance with all applicable U.S. import, export and re-export Laws and controls and all other applicable import, export and re-export Laws and controls in other countries in which the Company or any of its Subsidiaries conduct business, including the Export Administration Regulations and executive orders and laws implemented by OFAC.

Section 5.8                                    Food Safety; Recalls.

(a)                                 Since January 1, 2014, each Food Product has complied in all material respects with all applicable product labeling requirements and other regulatory requirements, quality control and similar standards, whether contractual, statutory, regulatory or imposed by Company policies or any third-party certifying body.  The Company and its Subsidiaries are in compliance in all material respects with all notifications and instructions received from creditors of protected vendors delivered pursuant to Growers’ Lien Laws.

(b)                                 All Food Products: (i) have been properly manufactured, produced, processed, handled and stored and are properly packaged and labeled and fit for human consumption, (ii) are of good and merchantable quality and condition, (iii) comply with the U.S Federal Food, Drug and Cosmetic Act of 1938 (the “FDCA”) and all other applicable Laws governing the purity, storage, quality, packaging, labeling, manufacturing, marketing and/or advertising of food sold for human consumption as in effect as of the date hereof (including the Food Safety Modernization Act, the Food Allergen Labeling and Consumer Protection Act of 2004, the National Labeling and Education Act of 1990, the Organic Food Production Act, the Perishable Agricultural Commodities Act, the Food Quality Protection Act, and all comparable state or local applicable Laws and each of their applicable Governmental Entities implementing regulations by the U.S. Food and Drug Administration and United States Department of Agriculture and all other applicable Laws imposed or administered by any Governmental Entity and all standards, guidelines and requirements imposed, recommended or administered by any non-Governmental Entity, including all relevant industry standards specifications and binding contractual obligations) (collectively, together with the FDCA, “Food Laws”), (iv) are and will be shipped in interstate commerce in accordance with the Food Laws, and (v) are in conformity with all express and implied warranties.  The Company and each of its Subsidiaries and, to the knowledge of the Company, the suppliers and subcontractors of the Company and any of its Subsidiaries are, compliant with all applicable Laws and are not in breach of quality control, food safety, product integrity, facility certification or any similar obligations imposed in Contracts with third parties for the supply of Food Products.  The Company has Made Available to Parent the standard terms and conditions of sale for all Food Products (containing applicable guaranty, warranty and similar indemnity provisions).  No Food Product is subject to any guaranty, warranty or other indemnity beyond such standard terms and conditions of sale.  No Food Product is or has been found to be adulterated, misbranded or labeled in a manner contrary to applicable Laws or that is, or could reasonably be construed to be, false or misleading.  Since January 1, 2014, each Food Product represented as “natural” or “all natural” does not contain any added colors, artificial flavors, synthetic substances or GMOs, and each Food Product that is represented as not containing GMOs does not contain any GMOs.

(c)                                  Except as set forth in Section 5.8(c) of the Company Disclosure Letter, since January 1, 2014, (i) no Food Product has been the subject of any voluntary withdrawal or any mandatory recall, public notification, or notification to any Governmental Entity, or any similar action, and (ii) to the knowledge of the Company, no customer or subsequent purchaser of any Food Product has asserted a claim with respect to any nonconformity of any such Food Product with applicable specifications, warranties, labeling requirements, regulatory requirements, quality control or similar standards, whether contractual, statutory, regulatory or imposed by Company policies or any third-party certifying body.  To the knowledge of the Company, there is no reason to believe that a basis for a recall or withdrawal of any Food Products may be required under applicable Laws or any policy applicable to the Company or any of its Subsidiaries and, to the knowledge of the Company, no recall has been threatened by any Governmental Entity or is being considered by the Company or any of its Subsidiaries.

(d)                                 Since January 1, 2014, neither the Company nor any of its Subsidiaries has received written notice of, or been subject to, any finding of deficiency or non-compliance, penalty, fine or sanction, request for corrective or remedial action or other compliance or enforcement action, in respect of any of (i) the Food Products, (ii) the ingredients in the Food Products, or (iii) the facilities at which the Food Products are manufactured, packaged or initially distributed.

(e)                                  Neither the Company nor any of its Subsidiaries and, to the knowledge of the Company, no supplier or subcontractor of the Company or any of its Subsidiaries has received any written notice from any Governmental Entity relating to the withdrawal of any license, permit, approval, certification, consent or listing required by the Company or any of its Subsidiaries, any such supplier or any such subcontractor pursuant to the applicable Laws in any jurisdiction in which the Food Products are advertised, marketed, distributed, sold, imported or exported or requiring any modification of any of the Food Products in order to preserve any license, permit, approval, certification, consent or listing or the right to produce or sell the Food Products in a jurisdiction pursuant to such applicable Laws.

(f)                                   Section 5.8(f) of the Company Disclosure Letter lists all certifications and audit reports performed by any Governmental Entity with respect to the owned, leased, licensed or other property and assets of the Company or any of its Subsidiaries since January 1, 2014 (the “Certifications and Audits”).  There has not been any change in such property or assets which would have an impact on the Certifications and Audits.  To the knowledge of the Company, there is no reason to believe that the Certifications and Audits would change as of the Closing Date and, to the knowledge of the Company, no such change has been threatened by any Governmental Entity or non-Governmental Entity.

(g)                                  The Company and each of its Subsidiaries are, and have been, in compliance in all respects with that certain Consent Judgment signed by the Company on May 8, 2009 and attached to Section 5.8(g) of the Company Disclosure Letter.

Section 5.9                                    Investigations; Litigation.  There is, to the knowledge of the Company, no investigation or review pending or threatened by any Governmental Entity with respect to the Company or any of its Subsidiaries or any Company SEC Document.  There are no Orders (excluding office actions issued by a Governmental Entity concerning any of the Company Registrations) of, or before, any Governmental Entity against the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries is subject to ongoing obligations.  Section 5.9 of the Company Disclosure Letter sets forth a correct and complete list of all actions, suits, inquiries, known investigations, proceedings or claims of any nature or subpoenas, civil investigative demands or other requests for information relating to potential violations of Law, in each case pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties since January 1, 2014 that are material to the Company.

Section 5.10                             Environmental Laws and Regulations.

(a)                                 The Company and its Subsidiaries are, and since January 1, 2014, have been, and have conducted their respective businesses, in compliance with all applicable Environmental Laws (which compliance includes the possession by the Company and each of its Subsidiaries of all Company Permits required under applicable Environmental Laws to conduct their respective business and operations, and compliance with the terms and conditions thereof), except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.  There have been no material Releases of Hazardous Materials at any Company Leased Real Estate or Company Owned Real Estate or, as a result of any operations or activities of the Company or any of its Subsidiaries or their contractors or third party operators, that have given rise to or would reasonably be expected to give rise to, individually or in the aggregate, any material Liability to the Company or its Subsidiaries.  No Hazardous Materials are present at, on, in or under any property currently or formerly owned or leased by the Company or its Subsidiaries that have resulted in or would reasonably be expected to result in, individually or in the aggregate, any material Liability to the Company or its Subsidiaries under applicable Environmental Laws.  None of the Company and its Subsidiaries is subject to any Order or any indemnity obligation or other Contract with any other person under applicable Environmental Laws or concerning Hazardous Materials or Releases that have resulted in or would reasonably be expected to result in, individually or in the aggregate, material Liabilities to the Company or any of its Subsidiaries.  Since January 1, 2014, neither the Company nor any of its Subsidiaries has received any claim, notice, complaint or request for information from a Governmental Entity or any other person relating to actual or alleged material noncompliance with or material Liability under applicable Environmental Laws (including any such Liability or obligation arising under, retained or assumed by Contract or by operation of Law).  The Company has Made Available to Parent correct and complete copies of all environmental reports, studies and assessments that are in the possession, custody or control of or readily obtainable by the Company or any of its Subsidiaries pertaining to the Company Owned Real Estate, the Company Leased Real Estate, Releases, compliance or non-compliance with Environmental Laws or the presence of, or exposure to, Hazardous Materials.

(b)                                 Neither the Company nor any of its Subsidiaries has expressly assumed or retained any Liabilities under any applicable Environmental Laws of any other person, including in any acquisition or divestiture of any property or business.

(c)                                  The Company has received no written notice of any pending, proposed or required changes to any Company Permits related to Environmental Laws (including any standards, criteria or guidance used by a Governmental Entity to enforce Environmental Laws or Company Permits related to Environmental Laws) with respect to which the Company or any of its Subsidiaries may be required to incur any material costs outside the ordinary course of the business of the Company and its Subsidiaries (including for capital expenditures, process changes and changes in material usage) to achieve or ensure compliance with Environmental Laws or Company Permits related to Environmental Laws.

(d)                                 No Company Leased Real Estate or Company Owned Real Estate is used as a landfill or for storage or landfill of Hazardous Materials, and none of the Company Leased Real Estate, the Company Owned Real Estate or facilities formerly owned, leased or subleased by the Company or any of its Subsidiaries have ever been so used; no underground storage tanks or unregistered above ground storage tanks are present on any of the Company Leased Real Estate or the Company Owned Real Estate; no transformers or capacitors containing polychlorinated biphenyls owned by the Company or any of its Subsidiaries or any of their respective predecessors in title are present on any of the Company Leased Real Estate or the Company Owned Real Estate; and no friable asbestos, asbestos-containing materials or presumed asbestos-containing materials are contained in, or form a part of, any Company Owned Real Estate or Company Owned Leased Real Estate.

(e)                                  No unrecorded environmental deed restrictions, activity or use limitations, environmental covenants or other types of engineering or institutional controls required by applicable Environmental Laws or any Governmental Entity in connection with the remediation or cleanup of a Release of Hazardous Materials (hereinafter, “Environmental Covenants”), exist with respect to the Company Owned Real Estate and, the Company has received no written notice that any such unrecorded Environmental Covenant has ever existed with respect to the Company Owned Real Estate.

(f)                                   The Company Owned Real Estate is not listed or proposed for listing on the “National Priorities List” under CERCLA, or on the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the United States Environmental Protection Agency, or any similar state list of sites requiring investigation or cleanup.

(g)                                  The Offer, the Merger and the consummation of the transactions contemplated by this Agreement have not triggered and will not trigger any obligation under applicable Environmental Laws to make a filing, provide a deed notice, provide disclosure or take any other action, or in the event that such transaction triggering obligations arise or have arisen under any applicable Environmental Law, all such actions have been, or will be, taken by the Company and its Subsidiaries.

Section 5.11                             Employee Benefit Plans; Labor Matters.

(a)                                 Section 5.11(a) of the Company Disclosure Letter sets forth, as of the date hereof, a correct and complete list of each material Company Benefit Plan.  The Company has Made Available to Parent correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable (i) all plan documents, summary plan descriptions, summaries of material modifications, and amendments related to such plans and any related trust agreement, (ii) the most recent audited financial statement, actuarial report and valuation report, (iii) all material related agreements, insurance contracts, funding arrangements and other agreements which implement each such Company Benefit Plan, (iv) any pending Voluntary Correction Program applications submitted to the Internal Revenue Service (“IRS”) under its Employee Plans Compliance Resolution System and any pending applications submitted to the Department of Labor under its Voluntary Fiduciary Correction Program, and (v) the three most recent IRS Form 5500 Annual Return Reports (including applicable schedules and attachments thereto). No Company Benefit Plan is maintained in jurisdictions, or subject to Laws, outside of the United States.

(b)                                 (i) Each of the Company Benefit Plans has been operated and administered in material compliance with all applicable Laws, including ERISA and the Code, (ii) no Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (iii) no Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), or comparable U.S. state Law, (iv) no Company Benefit Plan is, and neither the Company nor any of its ERISA Affiliates or Subsidiaries, sponsors, maintains or contributes to, or, has sponsored, maintained or contributed to, or been required to contribute to, or is liable (directly or indirectly) for, any Liability with respect to, an employee benefit plan subject to Section 412 or 436 of the Code or Section 302, 303 or Title IV of ERISA, or a “multiemployer plan” (within the meaning of Section 3(37) and 4001(a)(3) of ERISA), (v) no Company Benefit Plan is a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, (vi) except as would not result in a material Liability, all contributions or other amounts payable now, or which will as of the Effective Time have accrued and be payable in the future by the Company or any of its Subsidiaries pursuant to each Company Benefit Plan and applicable Law in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP, (vii) neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or any of its Subsidiaries would reasonably be likely to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code, and (viii) there are no pending, or to the knowledge of the Company, threatened claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto.  Neither the Company nor its Subsidiaries is a party to or otherwise sponsors any “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA or a welfare benefit fund (within the meaning of Section 419 of the Code).

(c)                                  Each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification that is in effect and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.  Each such favorable determination letter or opinion letter has been Made Available to Parent.

(d)                                 Except as set forth in Section 5.11(d) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will (i) result in any payment (including retention bonus, severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director, officer, employee, contractor or consultant of the Company or any of its Subsidiaries under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable, or result in any other material obligation, under any Company Benefit Plan or otherwise, or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(e)                                  Each Company Benefit Plan has in all material respects been maintained and operated in documentary and operational compliance with Section 409A of the Code and all regulatory guidance thereunder (including proposed regulations, notices, rulings and final regulations) or an available exemption therefrom.  The Company is not a party to, nor does it have any obligation under, any Company Benefit Plan to compensate any person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

(f)                                   Except to the extent limited by applicable Law, each Company Benefit Plan that is subject to ERISA can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without Liability to Parent, the Surviving Corporation or any of their respective ERISA Affiliates (other than ordinary administration expenses and in respect of accrued benefits thereunder).

(g)                                  No Company Benefit Plan is or, since January 1, 2014 has been, the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.

(h)                                 Except as would not result in a material Liability, the Company and its Subsidiaries have complied with all applicable health care continuation requirements in Section 4980B of the Code and in ERISA and any similar state statute, and with the provisions of the Patient Protection and Affordable Care Act and the Health Care Education and Reconciliation Act of 2010.  Neither the Company nor any of its Subsidiaries is subject to any Tax, penalty or shared responsibility payment imposed by the Patient Protection and Affordable Care Act or the Health Care Education and Reconciliation Act of 2010.

(i)                                     No Company Benefit Plan that is a nonqualified deferred compensation plan or arrangement has unfunded Liabilities in excess of $10,000.

(j)                                    The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Laws and agreements respecting hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including payroll Taxes, immigration with respect to Continuing Employees and contingent workers, and proper classification in accordance with applicable Laws of all its service providers as either employees or independent contractors and as exempt or non-exempt from overtime requirements.  The Company and each of its Subsidiaries has made all appropriate filings in connection with services provided by, and compensation paid to, its service providers.

(k)                                 Neither the Company nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, trade union, work council or other similar body with respect to any of its or their operations.  No work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries with respect to employees is pending, threatened or has occurred since January 1, 2014.  Since January 1, 2014, (i) none of the Continuing Employees has been represented by a labor organization, trade union, work council or other similar body, (ii) there has been no organizing activity, legal action, election petition, union card signing or other union activity or union corporate campaigns of or by any labor organization, trade union, work council or other similar body directed at the Company or any of its Subsidiaries, or any Continuing Employees, and (iii) there have been no legal actions or labor grievances pending or, to the knowledge of the Company, threatened relating to any employment related matter involving any Continuing Employee or applicant, including charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices or any other alleged violations of Law, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(l)                                     Section 5.11(l)(i) of the Company Disclosure Letter lists all Continuing Employees, together with their names, job titles, current annual or, as the case may be, hourly rate of compensation (including salary, bonuses and commissions), leave status, if any (including a designation, if applicable, of the type of leave and whether the leave is paid or unpaid) of each such Continuing Employee.  Section 5.11(l)(ii) of the Company Disclosure Letter lists the aggregate number of natural person independent contractors or workers employed by a third party employee staffing or leasing agency that have provided services to the Company or any of its Subsidiaries during the one year period prior to the date of this Agreement, which listing includes a breakdown by business segment (i.e., Frozen Vegetable Business, Frozen Fruit Business and salty snack food business).

(m)                             The Company and each of its Subsidiaries is, and since January 1, 2014 has been, in compliance in all material respects with the federal Worker Adjustment Retraining Notification Act, and any state or local laws with similar requirements (collectively, the “WARN Act”), and neither the Company nor any of its Subsidiaries has taken any action that would at any time cause the Company or any of its Subsidiaries to have Liability thereunder.  Section 5.11(m) of the Company Disclosure Letter lists the name and work location of any employee whose employment has been terminated involuntarily by the Company or any of its Subsidiaries, not for cause, during the ninety (90) day period prior to the date of this Agreement.

(n)                                 No Continuing Employee is subject to a Contract with a person other than the Company or any of its Subsidiaries that prohibits or restricts such Company Employee’s employment with, or performance of duties for, the Company and any of its Subsidiaries, and, to the knowledge of the Company, no officer or employee of the Company with annual base compensation in excess of $125,000 has indicated since January 1, 2017 that he or she intends to terminate his or her employment with the Company or any of its Subsidiaries.

(o)                                 The Company and its Subsidiaries have paid in full by any due date to each current or former employee all wages, salaries, commissions, bonuses, benefits and other compensation owed to such employees and have adequately accrued for all such amounts owed but not yet due such employees as of such applicable date.  There are no Liabilities relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier.

Section 5.12                             Absence of Certain Changes or Events.

(a)                                 Except as set forth in Section 5.12(a) of the Company Disclosure Letter, since December 31, 2016, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business,

(b)                                 Except as set forth in Section 5.12(b) of the Company Disclosure Letter, since December 31, 2016, none of the Company or any Subsidiary of the Company has undertaken any action that if taken after the date of this Agreement would require Parent’s consent pursuant to Section 7.1.

(c)                                  Except as set forth in Section 5.12(c) of the Company Disclosure Letter, since December 31, 2016 through the date of this Agreement, there has not been any fact, change, circumstance, event, occurrence, condition or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)                                 Since December 31, 2016, there has not been any material loss, damage or destruction, whether covered by insurance or not, relating to or affecting the business or assets of the Company or any of its Subsidiaries.

Section 5.13                             Information Supplied.  The information supplied or to be supplied by the Company for inclusion in the Offer Documents (and any amendment or supplement thereto) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.  Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement, including the Schedule 14D-9, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act, and at the time of such filing, and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 based on information furnished by Parent or Merger Sub in writing solely for inclusion therein.

Section 5.14                             Tax Matters.

(a)                                 Each of the Company and its Subsidiaries has prepared and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by it, and all such Tax Returns are correct and complete in all material respects.

(b)                                 Each of the Company and its Subsidiaries has timely paid in full all Taxes required to be paid or remitted by it (whether or not shown on any Tax Return).

(c)                                  The U.S. federal income Tax Returns of the Company and its Subsidiaries have been examined (or the applicable statute of limitations has expired) through the Tax year ending December 29, 2012, and neither the Company nor any of its Subsidiaries has waived or extended, or requested any waiver or extension for, any statute of limitations with respect to Taxes or agreed to any extensions of time with respect to a Tax assessment or deficiency.

(d)                                 All assessments for Taxes due from the Company or any of its Subsidiaries with respect to completed and settled audits or examinations or any concluded litigation have been timely paid in full.

(e)                                  No deficiencies for Taxes have been claimed, proposed or assessed by any Governmental Entity in writing against the Company or any of its Subsidiaries except for deficiencies which have been fully satisfied by payment, settled or withdrawn.

(f)                                   There are no audits, suits, examinations, investigations or other proceedings ongoing, pending or threatened in writing in respect of any Taxes or Tax matters (including Tax Returns) of the Company or any of its Subsidiaries.

(g)                                  There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable.

(h)                                 Each of the Company and its Subsidiaries has complied with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements) with respect to payments made to or received from any employee, creditor, stockholder, customer or other third party and the vesting of any Company Restricted Shares and complied in all material respects with all information reporting and back-up withholding provisions of applicable Law.

(i)                                     No written claim has been made by any Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that any such entity is or may be subject to Taxes by that jurisdiction.

(j)                                    Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum or similar ruling or memorandum with any taxing authority with respect to any Taxes, nor is any such request outstanding.

(k)                                 The Company files federal income Tax Returns as a part of a consolidated group with its wholly-owned Subsidiaries.  Neither the Company nor any of its Subsidiaries (A) is or has been a member of any affiliated, consolidated, combined or unitary group or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is the Company), (B) is a party to, bound by, or has any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement or similar Contract relating to the apportionment, sharing, assignment, indemnification or allocation of any Tax or Tax asset, or (C) has any Liability for Taxes of any person (other than the Company or any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(l)                                     Except as set forth in Section 5.14(l) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any adjustment under Section 481 of the Code or any analogous or similar provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise.

(m)                             Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting or use of an improper method of accounting except as set forth in Section 5.14(m) of the Company Disclosure Letter, (B) installment sale, intercompany transaction, or open transaction made or entered into on or prior to the Closing, or any “excess loss account,” existing as of immediately prior to the Closing, (C) prepaid amount received on or prior to the Closing, (D) “closing agreement” within the meaning of Section 7121 of the Code (or any similar or analogous provision of state, local or foreign Law) entered into prior to the Closing, (E) election pursuant to Section 108(i) of the Code (or any analogous or similar provision of state, local or foreign Law), or (F) transactions effected or investments made prior to the Closing that result in taxable income pursuant to Section 951(a) of the Code.

(n)                                 None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” or “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution that was purported or intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or foreign Law).

(o)                                 Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice.

(p)                                 The Company has Made Available to Parent correct and complete copies of all federal, state, local and foreign income, franchise and other material Tax Returns filed by or on behalf of, and all examination reports and statements of deficiencies assessed against or agreed to by, the Company or its Subsidiaries for any Tax period ending after January 1, 2014.

(q)                                 None of the Company or any of its Subsidiaries has been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b) (or any analogous or similar provision of state, local or foreign Law).

(r)                                    The charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the Company Financial Statements prior to the date hereof are adequate, in accordance with GAAP, to cover all Taxes payable by the Company and its Subsidiaries for all periods through the date of such Company Financial Statements and such charges, accruals and reserves, as adjusted for the passage of time and ordinary course business operations through the Closing Date are adequate to cover all Taxes payable by the Company and its Subsidiaries for all periods through the Closing Date.

(s)                                   Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(t)                                    Except as set forth in Section 5.14(t) of the Disclosure Letter, there is currently no limitation on the utilization of any net operating losses, built-in losses, tax credits or similar items of the Company or any of its Subsidiaries under any of Sections 269, 382, 383, 384 or 1502 of the Code, the Treasury Regulations or any comparable provisions of state, local or foreign Law (other than any such limitation arising as a result of the transactions contemplated by this Agreement).

(u)                                 Each of the Company and its Subsidiaries is in compliance with all state unclaimed property laws and has turned over to the appropriate states all unclaimed property in accordance with relevant state unclaimed property Laws and the priority rules established with respect thereto.

(v)                                 All Company Restricted Shares that are issued and outstanding have previously vested in full.

Section 5.15                             Intellectual Property.

(a)                                 Section 5.15(a)(i) of the Company Disclosure Letter sets forth a correct and complete list, including where applicable, the owner, filing date, registration date, application number, registration number and jurisdiction of any and all (i) Company Registrations, and (ii) material, unregistered common law Trademarks included within Company Owned Intellectual Property, in each case, categorized by type.  Except as set forth in Section

5.15(a)(ii) of the Company Disclosure Letter, the Company and its Subsidiaries exclusively own all Company Owned Intellectual Property, free and clear of all Liens other than Permitted Liens.  Except as set forth in Section 5.15(a)(iii) of the Company Disclosure Letter, neither the Company nor its Subsidiaries has licensed or otherwise granted to a third party on a sole or exclusive basis any rights in any Company Owned Intellectual Property.  All Company Registrations (other than applications) are subsisting, and valid and enforceable, except as would not be material to the Company and its Subsidiaries, and all other Company Owned Intellectual Property is valid and enforceable, unless stated otherwise in Section 5.15(a)(i) of the Company Disclosure Letter and except as would not be material to the Company or its Subsidiaries.  Neither Company nor its Subsidiaries have performed any act or omission that would be reasonably expected to result in the abandonment, cancellation, loss, or expiration of any Company Owned Intellectual Property that is material to the business of the Company or any of its Subsidiaries.  The Company or its Subsidiaries exclusively own all recipes, formulations, and manufacturing processes used to manufacture the Food Products currently manufactured, offered for sale, or sold by the Company or its Subsidiaries, except as would not be material to the Company and its Subsidiaries.

(b)                                 Section 5.15(b)(i) of the Company Disclosure Letter sets forth all Company IP Agreements material to the operation of the business of Company or its Subsidiaries pursuant to which (i) any person grants, licenses or authorizes any rights in any Intellectual Property to the Company and/or any of its Subsidiaries (“Licenses-In”), and (ii) the Company and/or any of its Subsidiaries grants, licenses or authorizes any rights in any Intellectual Property to any person (“Licenses-Out”).

(c)                                  Except as set forth in Section 5.15(c)(i) of the Company Disclosure Letter, each item of Company Owned Intellectual Property will be owned and available for use by the Surviving Corporation and its Subsidiaries immediately following the Closing as it was owned and available for use by the Company and its Subsidiaries immediately prior to the Closing; and except as would not be material to the Surviving Corporation and its Subsidiaries, each item of Company Licensed Intellectual Property will be licensed to or available for use by the Surviving Corporation and its Subsidiaries immediately following the Closing on substantially identical terms and conditions as it was licensed and available to the Company and its Subsidiaries immediately prior to the Closing.  The Company or its Subsidiaries own or have and, as of the time immediately after the Closing, will continue to own and have the rights to use all Intellectual Property sufficient for the operation of the business of the Company and its Subsidiaries as it is currently conducted. The representations of this Section 5.15(c) do not constitute representations against any non-infringement or misappropriation of third party Intellectual Property rights, which is covered by Section 5.15(e).

(d)                                 Except as set forth in Section 5.15(d) of the Company Disclosure Letter, the Company and its Subsidiaries have taken efforts reasonable under the circumstances to maintain the secrecy of any material confidential information (including a formula, pattern, compilation, program, device, method, technique or process that constitutes a trade secret) comprising the Company Owned Intellectual Property, and the Company and its Subsidiaries have complied with all confidentiality and non-disclosure obligations owed to third parties concerning third party confidential Intellectual Property in Company’s or its Subsidiaries’ possession, custody, or control except as would not be material to the Company and its

Subsidiaries.  There has not been any unauthorized use, access, or disclosure of any confidential Company Owned Intellectual Property or third party confidential information in the possession, custody, or control of Company or its Subsidiaries that would be material to the Company or its Subsidiaries or, to the Company’s knowledge, in the possession, custody, or control of any other person.  The Company and each Subsidiary has exercised reasonable business judgment in protecting and enforcing all Company Owned Intellectual Property material to the business of the Company or its Subsidiaries, including exercising appropriate quality control over the authorized use of any Trademarks comprising the Company Owned Intellectual Property that are material to the Company and its Subsidiaries.  Other than pursuant to that certain License and Distribution Agreement, dated as of September 22, 2017, by and between Company and Oregon Potato Company, neither the Company nor any Subsidiary has granted or licensed to any other person the right to use any Trademarks comprising the Company Owned Intellectual Property.  Except as set forth in Section 5.15(d) of the Company Disclosure Letter, neither the Company nor its Subsidiaries have received any written claim from any person challenging or disputing the ownership of any Company Owned Intellectual Property since January 1, 2014.

(e)                                  Except as set forth in Section 5.15(e) of the Company Disclosure Letter and as would not be material to the Company and/or its Subsidiaries, (i) the conduct of the business of the Company and its Subsidiaries, the sale or use of any product or service (including any Food Products) offered by the Company or any of its Subsidiaries (including by any of their distributors or customers), and the Company Owned Intellectual Property, do not (and since January 1, 2014 have not) infringe(d) upon, violate(d), or constitute(d) a misappropriation of, any Intellectual Property rights of any third party or constitute unfair competition or unfair trade practices pursuant to the Laws of any jurisdiction, (ii) neither the Company nor its Subsidiaries have misused any Company Owned Intellectual Property; and (iii) since January 1, 2014, neither the Company nor any of its Subsidiaries has received in writing any complaint, claim or notice, alleging any of the foregoing (including any notification that a license under any Patent Right is or may be required) and to the Company’s knowledge, there is no particular reason or reasons to expect any such claims.

(f)                                   Except as set forth in Section 5.15(f) of the Company Disclosure Letter or as would not be material to the Company or its Subsidiaries, no person (including any current or former employee, contractor or consultant of the Company or any of its Subsidiaries) is infringing, violating, diluting or misappropriating any of the Company Owned Intellectual Property or has done so since January 1, 2014.  No written claim has been made by the Company or any of its Subsidiaries asserting that any of the Company Owned Intellectual Property material to the Company’s or any of its Subsidiaries’ business has been infringed, violated, diluted or otherwise misappropriated and neither Company nor any of its Subsidiaries is aware of any particular reason or reasons to make any such claims.

(g)                                  The Company has and since January 1, 2014 has had a policy that requires each employee of the Company or any of its Subsidiaries, and any independent contractor, consultant or other person retained by the Company or any of its Subsidiaries who, either alone or in concert with others, created or creates any of the Company Owned Intellectual Property to have entered into a written agreement with the Company or such Subsidiary, as applicable, (i) assigning to the Company or such Subsidiary ownership of all assignable Intellectual Property created by such person that do not vest with the Company and its Subsidiaries initially by operation of Law, (ii) providing that such person waives any moral rights in any such Intellectual Property, and (iii) including confidentiality and non-disclosure obligations that are appropriate under the circumstances. The Company is not under any obligation to license any Company Owned Intellectual Property to any Governmental Entity because it has received funding to develop such Company Owned Intellectual Property from a Governmental Entity.

(h)                                 Except as set forth in Section 5.15(h) of the Company Disclosure Letter, none of the Software comprising the Company Owned Intellectual Property (the “Company Software”) is subject to any Open Source Software license, or other similar license, that conditions the use or distribution of such Company Software on the licensing, disclosure or distribution of the source code of any Company Software.  All third party Software used by the Company or any of its Subsidiaries or otherwise residing on the Company’s or its Subsidiaries’ computer systems or servers is properly licensed, and neither the Company nor any of its Subsidiaries has made any unlicensed copies of such Software except those permitted for archival and back-up purposes by applicable Law or are otherwise in breach of any Contracts with respect to such third party Software, in each case except as would not be material to the Company and/or its Subsidiaries.  The Company Software does not contain any Harmful Code and neither the Company nor any Subsidiary is aware that any third party Software used by the Company and/or any Subsidiary comprises or contains any Harmful Code.  Except for claims made in the ordinary course and claims which would not be expected to be material to the Company and/or its Subsidiaries, taken as a whole, there have been no written claims against the Company or any of its Subsidiaries in the past 12 months (x) alleging any defects in its services or products that remain unresolved, or (y) alleging any failure of the products or services of the Company or any of its Subsidiaries to meet applicable published product specifications, end user documentation, warranties or contractual commitments that would be material if such allegations were true and correct (collectively, the “Defects”).

(i)                                     Except as set forth in Section 5.15(i)(y) of the Company Disclosure Letter, the Company and each of its Subsidiaries (i) are and since January 1, 2014 have been in compliance in all material respects with all applicable Data Privacy and Security Laws, (ii) since January 1, 2014 have been in compliance in all material respects with all of its and their respective Privacy Policies, and (iii) since January 1, 2014 have implemented administrative, technical and physical safeguards reasonable under the circumstances that are designed to protect against unauthorized use, access and disclosure of  Personal Information in its or their possession, custody or control.  The Company and each of its Subsidiaries has materially complied with each and all contractual obligations to which they are bound concerning the collection, storage, handling, use, disclosure, transmissions, possession, disposal, processing, or any breach of any Personal Information.  The Surviving Corporation and/or its Subsidiaries will have the right to use any Personal Information after the Effective Time, as used by the Company and its Subsidiaries prior to the Effective Time.  Except as set forth in Section 5.15(i)(z) of the Company Disclosure Letter, since January 1, 2014,  the Company has not received any written complaint concerning the collection,  use, or disclosure of any Personal Information and there have been no claims, audits, proceedings or investigations asserted or brought against the Company or any Subsidiary or, to the Company’s knowledge, any of their contractors concerning Personal Information or compliance with any Data Privacy and Security Laws.

(j)                                    Except as set forth in Section 5.15(j) of the Company Disclosure Letter, the Company and its Subsidiaries have disaster recovery and security plans and procedures designed to protect the continuity of their respective businesses, Company Benefit Plans, and their corresponding computer systems, networks and servers from failure, unauthorized use or access.  The Company and its Subsidiaries have security plans that are reasonably designed to (i) identify internal and external risks to the security of any confidential information and any Personal Information held or used by them, and (ii) implement, monitor and improve safeguards to control those risks.  Since January 1, 2014, there have been no actual or suspected, and there is no basis for the Company to reasonably believe there were any, (y) breaches of the security of the Company’s or any of its Subsidiaries’ computer systems, networks or servers which required notice to any third party, or (z) breach of the security of any of the Company’s or its Subsidiaries’ contractors’ computer systems, networks or servers which required notice to any third party, and to the Company’s knowledge, there is no reason or reasons to expect that such a breach or any other unauthorized use, access, or disclosure of Personal Information or confidential information has occurred.

(k)                                 No source code for Company Software that is material to the Company’s business has been placed in a software escrow and the source code for any Company Software has not been made available to any person other than an employee or contractor of the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries under any obligation under a Contract to which it is a party to make such source code available to any person.

(l)                                     Except as set forth in Section 5.15(l) of the Company Disclosure Letter, the rights granted to the Company pursuant to that certain License Agreement between the Company and TGI Friday’s of Minnesota, Inc. dated as of March 31, 2014, as amended, are in full force and effect.  Except as expressly reserved by TGI Friday’s of Minnesota, Inc. in such License Agreement, the Company currently has the exclusive right to use Licensed Materials (as defined in such agreement) in connection with the manufacture, distribution and sale by the Company of all categories of Licensed Products (as defined in such agreement) and in all jurisdictions included within the Territory (as defined in such agreement).  There has been no automatic loss of any rights or of any exclusivity granted to the Company under such Contract and, to the Company’s knowledge, there is no reasonable basis to expect that TGI Friday’s of Minnesota, Inc. will assert any right or claim to terminate any rights granted to the Company under such Contract or to make any exclusive license grant to the Company thereunder non-exclusive.

Section 5.16                             Property.

(a)                                 Section 5.16(a) of the Company Disclosure Letter contains a correct and complete list by address and legal description of the Company Owned Real Estate as of the date hereof.  (i) Neither the Company nor any of its Subsidiaries lease or grant any person the right to use or occupy all or any part of the Company Owned Real Estate, other than as set forth in Section 5.16(a)(i) of the Company Disclosure Letter, (ii) neither the Company nor any of its Subsidiaries has granted any person an option, right of first offer, or right of first refusal to purchase such Company Owned Real Estate or any portion thereof or interest therein, (iii) neither the Company nor any of its Subsidiaries has received written notice of any pending, or to the knowledge of the Company threatened, condemnation proceeding affecting any Company

Owned Real Estate or any portion thereof or interest therein, (iv) no  portion of the Company Owned Real Estate is in violation of any Law, and there are no presently outstanding and uncured notices of violation of any Law, (v) there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or investigation, against or affecting the Company or the Company Owned Real Estate, in any court or before or any Governmental Entity, except as set forth in Section 5.16(a)(v) of the Company Disclosure Letter, (vi) no  public improvements (other than those which are physically complete as of the date of this Agreement), for which the Company Owned Real Estate could be assessed, have been ordered to be made; no assessments for public improvements have been levied or made against the Company Owned Real Estate which remain unpaid; and all such assessments which have been or could be levied for public improvements ordered, commenced or completed prior to the date of this Agreement have been paid for in full by the Company, (vii) the Company or one of its Subsidiaries has good and marketable fee simple title to the Company Owned Real Estate, (viii) each piece of Company Owned Real Estate constitutes a separate tax parcel and is separately assessed for real estate Tax purposes, (ix) no portion of the Company Owned Real Estate is the subject of any abatement, reduction, deferral or “roll back” with regard to real estate Taxes, nor any other Contract whereby the Company Owned Real Estate may be subject to the imposition of real estate Taxes after the date of this Agreement on account of periods of time prior to the date of this Agreement, (x)  all real estate Taxes currently due and payable with respect to the Company Owned Real Estate have been paid; there is no  proceeding pending for the adjustment of the assessed valuation of all or any portion of the Company Owned Real Estate for real estate Tax purposes;  the Company Owned Real Estate has been assessed and real estate Taxes have been paid on the basis of the value of all improvements as completed, (xi) except as set forth in Section 5.16(a)(xi) of the Disclosure Letter, no portion of the Company Owned Real Estate is located within a flood hazard area, (xii) no portion of the Company Owned Real Estate constitutes wetlands, (xiii) no impact fees have been imposed, assessed or levied against the Company Owned Real Estate prior to the date of this Agreement;  no  impact fees are contemplated by any Governmental Entity to be imposed, assessed or levied against the Company Owned Real Estate and any such impact fees imposed, assessed or levied upon the Company Owned Real Estate prior to date of this Agreement have been paid for in full by the Company, or the Company has created adequate reserves therefor, (xiv) the buildings and other improvements on the Company Owned Real Estate are structurally sound;  the mechanical, electrical and plumbing systems thereon are in proper working order; the roof on said buildings is water-tight and has an expected remaining life of at least five (5) years; and the buildings and other improvements on the Company Owned Real Estate are in material compliance with all applicable Laws, and will be in such compliance upon the occupancy thereof by one or more occupants, (xv) the Company Owned Real Estate is the only real estate owned by Company or any of its Subsidiaries, and (xvi) there are no leases, licenses or occupancy agreements affecting the Company Owned Real Estate, other than the Leases.  Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(b)                                 Section 5.16(b)(i) of the Company Disclosure Letter contains a correct and complete list of all Leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto), including the date and name of the parties to such Lease.  The Company has Made Available to Parent a correct and complete copy of each such Lease.  Except as  set forth in Section 5.16(b)(ii) of the Company Disclosure Letter, with respect to each of the

Leases (i) such Lease is legal, valid, binding, enforceable, and in full force and effect, (ii) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to the Lease, is in breach or default under such Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a breach or default under such Lease, (iii) the Company’s or any of its Subsidiary’s possession and quiet enjoyment of the Company Leased Real Estate under such Lease has not been disturbed, and to the knowledge of the Company, there are no disputes with respect to such Lease, (iv) there are no Liens on the estate created by such Lease other than Permitted Liens, (v) the transactions contemplated by this Agreement do not require consent by or notice to the landlord under any of the Leases, (vi) the Company has accepted possession of the Company Leased Real Estate and is in present occupancy of the Company Leased Real Estate, (vii) the Company has not received, nor been informed of, the issuance of, any  notice from a Governmental Entity of a violation of the zoning, safety, fire, health or other ordinances affecting the Company Leased Real Estate or its occupancy, which violation has not been cured, and (viii) except pursuant to the Existing Credit Agreement, the Company has not assigned, mortgaged or pledged all or any part of its leasehold under any Lease or sublet all or any part of the Company Leased Real Estate.  Except pursuant to the Existing Credit Agreement, neither the Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated or otherwise transferred any Lease or any interest therein nor has the Company or any of its Subsidiaries subleased, licensed or otherwise granted any Person (other than another wholly-owned Subsidiary of the Company) a right to use or occupy such Company Leased Real Estate or any portion thereof.

(c)                                  The Company Owned Real Estate identified in Section 5.16(a)(i) of the Company Disclosure Letter and the Company Leased Real Estate identified in Section 5.16(b)(i) of the Company Disclosure Letter comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has received written notice of any claim of adverse possession or prescriptive rights involving or affecting any of the Company Owned Real Estate or the Company Leased Real Estate, (ii) that any structure or improvement located on any Company Owned Real Estate or any Company Leased Real Estate encroaches on or over the boundaries of neighboring or adjacent properties, or (iii) that any structure of any other person encroaches on or over the boundaries of any Company Owned Real Estate or any Company Leased Real Estate.  The use of the Company Owned Real Estate and the Company Leased Real Estate as currently used is a permitted use by right in the applicable zoning classification and is not a nonconforming use or a conditioned use, and no variances are needed and none have been granted with respect to the Company Owned Real Estate or the Company Leased Real Estate.

(d)                                 To the knowledge of the Company, all of the Company Owned Real Estate and the Company Leased Real Estate has permanent rights of access to dedicated public highways or roads.  All electric, gas, water, sewage, communications and other utilities necessary to conduct the business of the Company and its Subsidiaries on the Company Owned Real Estate and the Company Leased Real Estate are sufficient for the normal operation of the business of such Company or Subsidiary of the Company.

(e)                                  Except as set forth in Section 5.16(e) of the Company Disclosure Letter, the Company and each of its Subsidiaries are in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under contract to use, all assets, rights and properties owned, leased or used by the Company or such Subsidiary (including the Company Owned Real Estate, all machinery, equipment, furniture, fixtures and other tangible personal property and assets), free and clear of all Liens other than Permitted Liens.  The assets, rights and properties owned, leased or used by the Company or any of its Subsidiaries constitute all of the assets, rights and properties necessary and sufficient for Parent and the Surviving Corporation to operate the business of the Company and its Subsidiaries after the Effective Time in the same manner as conducted by the Company and its Subsidiaries in the twelve (12) months prior to the date hereof.  All of the tangible personal property of the Company and its Subsidiaries is (i) free from defects or other deficiency (whether in design or manufacture), (ii) usable in the regular and ordinary course of business consistent with past practice, (iii) in conformity with all applicable Laws and licenses relating to their manufacture, use and operation, (iv) in good operating condition and repair, ordinary wear and tear excepted, and (v) adequate for the purposes for which such tangible personal property was being used by the Company and its Subsidiaries.

Section 5.17                             Insurance.

(a)                                 Section 5.17 of the Company Disclosure Letter sets forth a correct and complete list of all policies of fire, liability, product liability, workers compensation, health, product, recall, director/officer and other forms of insurance currently in effect with respect to the business of the Company and its Subsidiaries (collectively, the “Insurance Policies”), including the carrier, description of coverage, limits of coverage, retention or deductible amounts, amount of annual premiums, and date of expiration with respect to each Insurance Policy.  The Company has Made Available to Parent correct and complete copies of each Insurance Policy.

(b)                                 All Insurance Policies are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate.  Neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of the Insurance Policies.  To the knowledge of the Company, no insurer of any Insurance Policy has declared bankruptcy or been declared insolvent or placed in receivership, conservatorship or liquidation.  No notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received by the Company or any of its Subsidiaries with respect to any Insurance Policy, and no event or condition exists or has occurred that could result in cancellation of any Insurance Policy prior to its scheduled expiration date.

(c)                                  The Insurance Policies are sufficient for compliance by the Company and its Subsidiaries with all requirements of Law applicable to the conduct of the business of the Company and its Subsidiaries and with the requirements of all Contracts to which the Company or any of its Subsidiaries is a party.  Since January 1, 2014, all products liability and general liability policies maintained by or for the benefit of the Company or any of its Subsidiaries with respect to the business of the Company and its Subsidiaries have been “occurrence” policies and not “claims made” policies.  All the Insurance Policies are valid, outstanding and enforceable policies.  Neither the Company nor any of its Subsidiaries has been refused any insurance with respect to the business or assets of the Company or any of its Subsidiaries.  No Insurance Policy provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent Liability arising wholly or partially out of events arising prior to the Effective Time.  Neither the Company nor any of its Subsidiaries has received any written notice from or on behalf of any insurance carrier issuing any Insurance Policy that insurance rates therefor shall hereafter be substantially increased (except to the extent insurance rates may be increased for all similarly situated risks) or that there shall hereafter be a cancellation or an increase in a deductible (or an increase in premiums to maintain an existing deductible) or nonrenewal of any Insurance Policy.

Section 5.18                             Material Contracts.

(a)                                 Section 5.18(a) of the Company Disclosure Letter sets forth a correct and complete list, as of the date of this Agreement, of the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any of their respective assets, is bound:

(i)                                     any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), not already filed by the Company with the SEC;

(ii)                                  any employment, consulting or restrictive covenant Contract (in each case with respect to which the Company or any of its Subsidiaries has continuing obligations as of the date hereof) with any current or former (A) officer of the Company or any of its Subsidiaries, (B) member of the Board of Directors of the Company or any of its Subsidiaries, (C) Continuing Employee (other than oral employment Contracts terminable at will without any further obligation of the Company or any of its Subsidiaries), or (D) independent contractor;

(iii)                               any Contract providing for indemnification or any guaranty by the Company or any Subsidiary of the Company, other than (A) any guaranty by the Company or a Subsidiary thereof of any of the obligations of the Company or another wholly-owned Subsidiary thereof, or (B) any Contract providing for indemnification of customers or other Persons other than pursuant to Contracts entered into in the ordinary course of business;

(iv)                              any Contract that limits, or purports to limit the right of the Company or any of its Subsidiaries (or, at any time after the consummation of the Offer or the Merger, Parent, the Surviving Corporation or any of their Subsidiaries) (A) to engage in any line of business, (B) compete with any person, (C) solicit any client, customer or employee of any person, or (D) operate in any geographical location;

(v)                                 any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by the Company or any of its Subsidiaries of assets or capital stock or other equity or ownership interests of any person entered into during the past five (5) years, or any such Contract that contains any indemnification provision or obligation that is currently in effect or any obligation to pay an earnout or other form of contingent consideration;

(vi)                              any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any assets, rights or properties of the Company or its Subsidiaries;

(vii)                           any Contract that contains any provision that requires the purchase of all or a material portion of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given third party;

(viii)                        any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Offer or the Merger will obligate Parent, the Surviving Corporation, or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

(ix)                              any partnership, joint venture, limited liability company agreement or similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries;

(x)                                 any mortgages, indentures, guarantees, loans, credit agreements, security agreements or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, other than (A) accounts receivables and accounts payable, and (B) loans to wholly-owned Subsidiaries of the Company;

(xi)                              any employee collective bargaining agreement or other Contract with any labor organization, work council or trade union;

(xii)                           any (a) material Company IP Agreement or (b) Company IP Agreement whereby Intellectual Property is licensed to the Company or any Subsidiary and which has annual fees exceeding $40,000.00;

(xiii)                        any transition services agreement;

(xiv)                       any Lease;

(xv)                          any manufacturing Contract;

(xvi)                       any Contract relating to the distribution, marketing or advertising of Food Products or services;

(xvii)                    any Contract between the Company or any of its Subsidiaries, on the one hand, and any distributors, manufacturers’ agents or selling agents, on the other hand, or pursuant to which the Company or any of its Subsidiaries sells or distributes products or pays a commission to a person with respect to the sale of products;

(xviii)                 any Contract with a Top Customer, other than purchase orders entered into in the ordinary course of business;

(xix)                       any Contract with a Top Supplier;

(xx)                          any other Contract under which the Company or any of its Subsidiaries makes payments or incurs costs in excess of $250,000 in any year and which is not otherwise described in clauses (i)—(xix) above; or

(xxi)                       any Contract which is not otherwise described in clauses (i)-(xx) above that is material to the Company and its Subsidiaries, taken as a whole.

All contracts referred to in clauses (i) through (xxi) above, are referred to herein as “Company Material Contracts.”  The Company has Made Available to Parent a correct and complete copy of each Company Material Contract.

(b)                                 Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract or any other Contract to which the Company or any of its Subsidiaries is a party or is bound and, to the knowledge of the Company, no other party to any Company Material Contract or other such Contract is in breach of or default under the terms of any Company Material Contract or other such Contract in any material respect.  No event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the knowledge of the Company, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach of or default under the terms of any Company Material Contract or other such Contract, in each case, except as would not be and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or would otherwise give rise to a right to termination under any Company Material Contract or other such Contract.  Each Company Material Contract and other such Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the knowledge of the Company, of each other party thereto, enforceable in accordance with its terms and is in full force and effect.  There are no disputes pending or, to the knowledge of the Company, threatened with respect to any Company Material Contract or other such Contract, and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to any Company Material Contract or other such Contract to terminate for default, convenience or otherwise any Company Material Contract or other such Contract, nor, to the knowledge of the Company, is any such party threatening to do so.  After the consummation of the transactions contemplated by this Agreement, the Company Material Contracts and other such Contracts will continue in full force and effect on the same terms as existing prior to the Effective Time.

(c)                                  Set forth on Section 5.18(c) of the Company Disclosure Letter is a correct and complete list of (i) the Top Customers, and (ii) the Top Suppliers.  Since January 1, 2016 to the date hereof, no Top Supplier or Top Customer has canceled, terminated or substantially curtailed its relationship with the Company or any Subsidiary of the Company, given notice to the Company or any Subsidiary of the Company of any intention to cancel, terminate or substantially curtail its relationship with the Company or any Subsidiary of the Company, or, to the knowledge of the Company, threatened to do any of the foregoing.  Neither the Company nor any of its Subsidiaries has knowledge of any facts that any of the Top Customers will not continue to be customers of the Company and its Subsidiaries after the Closing at substantially the same level of purchases as heretofore.  Neither the Company nor any of its Subsidiaries has knowledge of any facts, nor any other reason to believe, that any of the Top Suppliers will not continue to supply the Company and its Subsidiaries after the Closing with substantially the same quantity and quality of goods and services at competitive prices.

Section 5.19                             Opinion of Financial Advisor.  The Company Board of Directors has received the written opinion of Rothschild Inc., to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the cash consideration to be received pursuant to the Offer and the Merger by the holders of Company Common Stock (other than Cancelled Shares and Dissenting Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders.  Such written opinion has not been withdrawn, revoked or modified as of the date of this Agreement.  The Company shall forward to Parent, solely for informational purposes, a copy of such written opinion promptly following the execution of this Agreement.

Section 5.20                             Finders or Brokers.  Except for fees payable to Rothschild Inc. pursuant to an engagement letter set forth on Section 5.20 of the Company Disclosure Letter, a correct and complete copy of which has been Made Available or provided to Parent, neither the Company nor any of its Subsidiaries has incurred, nor will the Company or any of its Subsidiaries incur or have, directly or indirectly, any Liability for investment banker, brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, the Offer, the Merger or any other transaction contemplated by this Agreement.  The fees and expenses payable to Rothschild Inc. in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement are set forth on Section 5.20 of the Company Disclosure Letter and represent the maximum Liability of the Company and any of its Subsidiaries to Rothschild Inc., other than (i) the Company’s indemnification obligations set forth in paragraph 6 of such engagement letter (together with the indemnification letter incorporated by reference therein) and (ii) any fees and expenses that Rothschild, Inc. is or becomes entitled to pursuant to the engagement letter in the event that this Agreement is terminated.

Section 5.21                             State Takeover Statutes.  No “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) enacted under any federal, state, local or foreign Laws applicable to the Company or any of its Subsidiaries is applicable to this Agreement, the Offer, the Merger or any other transaction contemplated by this Agreement.  The Company Board of Directors has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby (including the Offer and the Merger) all potentially applicable state anti-takeover statutes or regulations (including Section 203 of the DGCL) and any similar provisions in the Company Certificate or Company Bylaws and Made Available to Parent a copy of the resolutions adopted by the Company Board of Directors in connection therewith.

Section 5.22                             Related Person Transactions.  There are, and since January 1, 2017, there have been, no Contracts, transactions or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate, director, officer or employee of the Company or any of its Subsidiaries (or any member of such director’s, officer’s or employee’s immediate family) or any holder of 5% or more of the shares of Company Common Stock, but not including any wholly-owned Subsidiary of the Company, on the other hand.

Section 5.23                             Prior Dispositions.

(a)                                 On September 22, 2017, the Company and certain of its Subsidiaries consummated the sale of the Frozen Fruit Business pursuant to that certain Asset Purchase Agreement dated as of September 8, 2017 among the Company, Rader Farms, Inc., Williamette Valley Fruit Company and Oregon Potato Company (the “Frozen Fruit Asset Purchase Agreement”).  Correct and complete copies of the fully executed Frozen Fruit Asset Purchase Agreement (including all schedules and exhibits) and the representation and warranty insurance policy obtained in connection with the Frozen Fruit Asset Purchase Agreement have been Made Available to Parent and have not been amended or modified.  Except as specifically provided in the Frozen Fruit Asset Purchase Agreement and in the Transition Services Agreement between the Company and Oregon Potato Company (the “TSA”) entered into in connection with the Frozen Fruit Asset Purchase Agreement (including all schedules and exhibits), neither the Company nor any of its Subsidiaries has any obligation or Liability with respect to the Frozen Fruit Business.  The term of the TSA expires on November 30, 2017 and the Company has not agreed to continue or extend the term of the TSA.

(b)                                 On March 23, 2017, the Company and Fresh Frozen Foods, Inc. consummated the sale of the Frozen Vegetable Business pursuant to that certain Asset Purchase Agreement dated as of March 23, 2017 among the Company, Fresh Frozen Foods, Inc. and The Pictsweet Company (the “Frozen Vegetable Asset Purchase Agreement”).  A correct and complete copy of the fully executed Frozen Vegetable Asset Purchase Agreement (including all schedules and exhibits) has been Made Available to Parent and has not been amended or modified.  Except as specifically provided in the Frozen Vegetable Asset Purchase Agreement (including all schedules and exhibits), neither the Company nor any of its Subsidiaries has any obligation or Liability with respect to the Frozen Vegetable Business.

Section 5.24                             Inventory.  Each item of Inventory was manufactured or acquired by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice.  Each item included in Inventory (a) consists of new and unused items of a quality, quantity and condition useable and saleable in the ordinary course of the business of the Company and its Subsidiaries and fit for the purposes intended, (b) is not slow moving, damaged, discontinued, stale or obsolete, and (c) is valued at the lower of cost or market value.  The quantities of each of the categories of Inventory (raw materials, work in process and finished goods) is at a level normal and adequate for the continuation of the business of the Company and its Subsidiaries in the ordinary course consistent with past practice.  Neither the Company nor any of its Subsidiaries is in the possession of any Inventory not owned by the Company or such Subsidiary, including goods already sold.  None of the Inventory has been consigned to any person.

Section 5.25                             Accounts Receivable.  The accounts receivable of the Company and its Subsidiaries represent valid obligations that arose from bona fide transactions in the ordinary course of business and are collectible in full, net of any reserves reflected in the Company Financial Statements.  Except as set forth in Section 5.25 of the Company Disclosure Letter, none of such accounts receivable is subject to any claim of offset or recoupment or counterclaim, and to the knowledge of the Company, there are no specific facts that would be likely to give rise to any such claim.  The reserves shown on the Company Financial Statements and the accounting records of the Company and its Subsidiaries are adequate and calculated consistent with past practice.

Section 5.26                             Closing Costs.

(a)                                 Attached to Section 5.26(a) of the Company Disclosure Letter are executed payoff letters reflecting the payoff amounts for all outstanding Indebtedness (other than Indebtedness referenced in subsection (j) therein) of the Company or any of its Subsidiaries (each, a “Signing Date Payoff Letter” and collectively, the “Signing Date Payoff Letters”).  Except in the amounts and to the third parties set forth in the Signing Date Payoff Letters, neither the Company nor any of its Subsidiaries has any Indebtedness (other than Indebtedness referenced in subsection (j) therein).  Except as set forth in Section 5.26(a) of the Company Disclosure Letter, there are no prepayment fees, penalties, breakage costs or other fees, costs or expenses associated with paying in full all outstanding Indebtedness of the Company and its Subsidiaries.

(b)                                 Set forth on Section 5.26(b) of the Company Disclosure Letter is a listing of all accounts payable of the Company and its Subsidiaries that have not been paid within sixty (60) days of invoice.

(c)                                  Set forth on Section 5.26(c) of the Company Disclosure Letter is a listing of the amounts of all legal, tax, accounting, professional and other fees and expenses owed by the Company or any of its Subsidiaries, that have not been paid and the amount of such fees and expenses to be incurred prior to the Closing Date, in each case in connection with the Frozen Vegetable Sale, the Frozen Fruit Sale, the Offer, the Merger, this Agreement and the other transactions contemplated by this Agreement.

(d)                                 Set forth on Section 5.26(d) of the Company Disclosure Letter is a listing of the amounts of severance and related costs of the Company and each of its Subsidiaries that have been or would be incurred in connection with the termination of the employment of each employee who is part of the overhead of the Company or any of its Subsidiaries, that have not been paid.

(e)                                  Set forth on Section 5.26(e) of the Company Disclosure Letter is a listing of the amounts required to be paid to each holder of any Company Stock Option, any Company RSU Award and any Company Performance Share Unit Award in order to cancel and terminate each such Company Stock Award based on the Merger Consideration.

(f)                                   Set forth on Section 5.26(f) of the Company Disclosure Letter is a listing of the amounts of bonuses which the Company or each of its Subsidiaries is obligated to pay to any of its employees, that have not been paid.

Section 5.27                             No Additional Representations.  Except for the representations and warranties made by the Company in this Article V or in any certificate delivered pursuant to this Agreement, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, and the Company hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by the Company in this Article V or in any certificate or the Disclosure Letter delivered pursuant to this Agreement, neither the Company nor any other person makes or has made any representation or warranty to Parent, Merger Sub or any of their Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses, or (b) any oral or written information presented to Parent, Merger Sub or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.  Notwithstanding the foregoing, this Section 5.27 shall not limit Parent’s or Merger Sub’s remedies in the case of fraud or intentional misrepresentation.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 6.1                                    Organization.  Parent is a Delaware limited liability company, and Merger Sub is a Delaware corporation duly organized or incorporated, validly existing and in good standing under the laws of the State of Delaware.  Each of Parent and Merger Sub has all requisite company or corporate, as applicable, power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

Section 6.2                                    Corporate Authority Relative to this Agreement; No Violation.

(a)                                 Each of Parent and Merger Sub has the requisite company or corporate, as applicable, power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement, including the Offer and the Merger.  The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Offer, Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by the board of managers of Parent and the board of directors of Merger Sub, and no other company or corporate proceedings on the part of either of Parent or Merger Sub or vote of Parent’s owners is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement or to consummate the Offer, the Merger and the other transactions contemplated by this Agreement.  The board of directors of Merger Sub has unanimously (i) determined that the terms of this Agreement, the Offer and the Merger are fair to, and in the best interests of, Merger Sub and its stockholder, and (ii) duly and validly approved the execution and delivery by Merger Sub of this Agreement, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained herein.

(b)                                 Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) the filing with the SEC of (A) the Offer Documents, or (B) such other filings as may be required to be made by Parent or Merger Sub in accordance with the federal securities Laws in connection with this Agreement, the Offer or the Merger and the other transactions contemplated by this Agreement, (iii) applicable state securities, takeover or “blue sky” laws, and (iv) the HSR Act and any other requisite clearances or approvals under any other applicable Antitrust Laws (collectively, the “Parent Approvals”), no authorization, consent, Order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, to be obtained or made by Parent or Merger Sub for the consummation by Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated by this Agreement, except for such authorizations, consents, Orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of the Merger or that, if not obtained or made, have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)                                  The execution and delivery by Parent and Merger Sub of this Agreement does not, and (assuming the Parent Approvals are obtained) the consummation of the Merger and compliance with the provisions of this Agreement will not (i) conflict with or result in any violation of any provision of the Parent’s constituent documents, or (ii) conflict with or violate any applicable Laws, except, in the case of clause (ii), for such conflicts or violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.3                                    Information Supplied.  The information supplied or to be supplied by Parent or Merger Sub for inclusion in the Schedule 14D-9 (and any amendment or supplement thereto) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  The Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities Laws and will not, when filed with the SEC or distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that Parent and Merger Sub make no representation or warranty with respect to statements made in the Offer Documents based on information furnished by the Company or any of its Subsidiaries solely for inclusion therein.

Section 6.4                                    Available Funds.  Parent will have, and will cause Merger Sub to have, sufficient cash funds to pay all cash amounts required to be paid by Parent and Merger Sub, as the case may be, under or in connection with this Agreement, including (a) the Offer Price for all shares of Company Common Stock acquired at the Offer Closing, (b) the Merger Consideration, (c) the payment of any Indebtedness required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the consummation of the Merger and any premiums and fees incurred in connection therewith, and (d) all related fees and expenses required to be paid by Parent or Merger Sub.

Section 6.5                                    Merger Sub.  Merger Sub is a wholly-owned indirect subsidiary of Parent.  Since its date of incorporation, Merger Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 6.6                                    Litigation.  As of the date hereof, there are no actions, suits, proceedings or claims of any nature or subpoenas, civil investigative demands or other requests for information relating to potential violations of Law pending or, to the knowledge of Parent, threatened, that challenge or seek to prevent, enjoin, alter or materially delay, or recover any damages or obtain any other remedy in connection with, this Agreement, the Offer or the Merger.

Section 6.7                                    Ownership of Company Common Stock.  Neither Parent nor any of its Affiliates “owns” (as defined in Section 203(c)(9) of the DGCL) any shares of Company Common Stock.

Section 6.8                                    No Additional Representations.  Except for the representations and warranties made by Parent in this Article VI or in any certificate delivered pursuant to this Agreement, none of Parent, Merger Sub or any other person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement, and each of Parent and Merger Sub hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by Parent in this Article VI or in any certificate delivered pursuant to this Agreement, none of Parent, Merger Sub or any other person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Parent, any of its Subsidiaries or their respective businesses, or (b) any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent or the negotiation of this Agreement.  Notwithstanding the foregoing, this Section 6.8 shall not limit the Company’s remedies in the case of fraud or intentional misrepresentation.

ARTICLE VII

COVENANTS AND AGREEMENTS

Section 7.1                                    Conduct of Business of the Company.  During the period from the date hereof through the earlier of the termination of this Agreement in accordance with Article IX and the Effective Time, except as required by applicable Law, with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), or as set forth in Section 7.1 of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its business in the ordinary course of business consistent with past practice, and (y) use commercially reasonable efforts to maintain and preserve intact its business organization, keep available the services of key employees and maintain satisfactory relationships with customers, suppliers, distributors, licensors, licensees and other persons having a business relationship with the Company or any of its Subsidiaries. Without limiting the foregoing, during the period from the date hereof through the earlier of the termination of this Agreement in accordance with Article IX and the Effective Time, except as required by applicable Law, as expressly required pursuant to this Agreement, with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), or as set forth in the corresponding subsection of Section 7.1 of the Company Disclosure Letter, the Company shall not, and shall cause its Subsidiaries not to:

(a)                                 amend or propose to amend the Company Organizational Documents or the Company Subsidiary Organizational Documents, or otherwise take any action to exempt any person from any provision of the Company Organizational Documents or the Company Subsidiary Organizational Documents;

(b)                                 (i) split, combine or reclassify any of its capital stock or (ii) make, declare or pay any dividend (whether in cash, stock, property or otherwise), or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exercisable or exchangeable for any shares of its capital stock (except (A) dividends paid or distributions made by any wholly-owned Subsidiary of the Company to the Company or any of its wholly-owned Subsidiaries, or (B) the acceptance of shares of Company Common Stock as payment for the exercise price of any Company Stock Option or the payment of withholding Taxes incurred in connection with the vesting, exercise or settlement of Company Stock Awards outstanding as of the date hereof in accordance with past practice and the terms of the applicable Company Stock Plan);

(c)                                  (i) issue, sell, grant any right to acquire or otherwise permit to become outstanding any additional shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, Company Stock Awards or other rights of any kind to acquire any shares of its capital stock, except pursuant to the settlement or exercise of Company Equity Awards outstanding as of the date hereof in accordance with their terms, (ii) enter into any Contract or understanding with respect to the sale or voting of its capital stock or other equity or ownership interests, or (iii) adopt or implement a stockholder rights plan or similar arrangement;

(d)                                 adopt a plan of complete or partial liquidation or dissolution or enter into any merger (other than the Merger), consolidation, restructuring, recapitalization or other reorganization;

(e)                                  (i) incur, assume, endorse, guarantee or otherwise become liable for any Indebtedness or issue or sell any debt securities or calls, options, warrants or other rights to acquire any Indebtedness (directly, contingently or otherwise), except for Indebtedness in the amounts and to the persons set forth on Section 5.26(a) of the Company Disclosure Letter and except for any Indebtedness among the Company and its wholly-owned Subsidiaries or among wholly-owned Subsidiaries of the Company, (ii) incur any Lien on any of its property or assets, except for Permitted Liens, or (iii) draw or borrow any additional amounts under existing credit facilities of the Company or any of its Subsidiaries;

(f)                                   (i) sell, transfer, license, mortgage, assign, abandon, let lapse, fail to renew, allow to enter the public domain (except in the ordinary course), encumber or otherwise dispose of any Company Owned Intellectual Property, Company IP Agreement or any other rights, properties or assets of the Company or any of its Subsidiaries to any person, other than sales of inventory or of obsolete equipment, in each case, in the ordinary course of business consistent with past practice, or (ii) cancel, release or assign any Indebtedness of any person owed to it or any claims held by it against any person;

(g)                                  (i) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business or any material assets, deposits or properties of any other person, (ii) make any investment in any other person, (iii) make any loans or advances to any other person, except for loans among the Company and any of its wholly-owned Subsidiaries or (iv) enter into any new line of business;

(h)                                 make any capital expenditures other than (i) capital expenditures as and to the extent itemized in its 2017 capital expenditure budget set forth on Section 7.1(h) of the Company Disclosure Letter, or (i) individual capital expenditures that (A) do not exceed $100,000, or (B) are incurred to replace inoperable capital assets in the ordinary course of business;

(i)                                     terminate, extend, amend (other than automatic renewals on terms not otherwise different), or waive, release or assign any right under (or consent to the termination of) or engage in any action that would give rise to a right of termination under, any Company Material Contract or enter into any Contract that would constitute a Company Material Contract if it were in effect on the date of this Agreement;

(j)                                    except as required by the terms of any Company Benefit Plan as in effect on the date of this Agreement, (i) establish, adopt, enter into, amend or terminate any collective bargaining agreement (or other agreement with any labor organization, work council or trade union) or Company Benefit Plan or any plan or Contract that would be a Company Benefit Plan if in effect on the date hereof, (ii) materially increase, individually or in the aggregate, the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the Company or its Subsidiaries, other than, solely with respect to employees who have an annualized base salary of $100,000 or less, annual merit-based salary increases in the ordinary course consistent with past practice in an amount not to exceed, in the aggregate, 3% of the base salaries of the individuals receiving such increases, (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation, except for the payment of awards outstanding on the date of this Agreement in accordance with the terms of the applicable Company Benefit Plan in effect as of the date of this Agreement; (iv) accelerate any rights or benefits of any kind, (v) establish or fund any rabbi trust or other funding arrangement in respect of any Company Benefit Plan, (vi) grant any Company Stock Awards or other equity-based awards, or (vii) hire, promote or terminate (other than for cause) the employment or services of any officer, employee, independent contractor or consultant who has annualized base salary or compensation greater than $125,000;

(k)                                 implement or adopt any change in its financial accounting principles, practices or methods, other than as may be required by changes in GAAP;

(l)                                     commence, settle or compromise any litigation, claim, suit, action or proceeding, except for settlements or compromises that (i) involve solely monetary remedies with a value not in excess of $100,000 with respect to any individual litigation, claim, suit, action or proceeding, or $250,000 in the aggregate, (ii) do not impose any restriction on its business or the business of its Subsidiaries, (iii) do not relate to any litigation by any of the Company’s stockholders or any other person in connection with this Agreement, the Offer or the Merger, (iv) do not include an admission of liability or fault on the part of the Company or any of its Subsidiaries, and (v) do not involve a conduct remedy or injunctive or similar relief; provided, however, that for any existing litigation, claim, suit, action or proceeding set forth on Section 5.9 of the Company Disclosure Letter, if the Company Board of Directors determines that a settlement or compromise of such litigation, claim, suit, action or proceeding is in the best interests of the Company and such settlement or compromise otherwise complies with items (ii) through (v) above, then upon confidential disclosure to Parent prior to effectuation of such settlement or compromise there shall be no prohibition on the Company settling such litigation, claim, suit, action or proceeding so long as the full amount of such settlement or compromise is paid by insurer(s) under the Company’s directors and officers insurance policy for the policy period ended on or prior to June 30, 2016;

(m)                             (i) make, change or revoke any material Tax election, (ii) change any annual Tax accounting period or make a change in any method of Tax accounting, (iii) file any amended Tax Return that would result in any material Tax, (iv) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any analogous or similar provision of state, local or foreign Law), (v) request any Tax ruling from any Governmental Entity, (vi) settle or compromise any Tax liability or any audit, examination or other proceeding relating to Taxes or surrender any claim for a Tax refund or offset or other reduction in Tax Liability, or (vii) except in the ordinary course of business, agree to an extension or waiver of the statute of limitations with respect to Taxes;

(n)                                 except as expressly permitted by Section 7.3, take any action to exempt any person from any state takeover statute or similar statute or regulation that applies to the Company with respect to a Takeover Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, Merger Sub or any of their respective Subsidiaries or Affiliates in connection with the transactions contemplated by this Agreement;

(o)                                 vest or agree to vest any Company Stock Awards, except as set forth in Section 5.2(a) of the Company Disclosure Letter;

(p)                                 permit the accounts payable of the Company and its Subsidiaries that have not been paid within sixty (60) days of invoice to exceed the amount set forth on Section 5.26(b) of the Company Disclosure Letter;

(q)                                 incur or agree to incur fees and expenses of the type set forth in Section 5.26(c), Section 5.26(d) or Section 5.26(f) in connection with the Offer, the Merger, the Agreement or the transactions contemplated by this Agreement in excess of $7,807,402 in the aggregate;

(r)                                    agree to continue or extend the term of the TSA beyond November 30, 2017; or

(s)                                   agree to take, or make any commitment to take, any of the foregoing actions that are prohibited pursuant to this Section 7.1.

Section 7.2                                    Access; Integration Planning.

(a)                                 Subject to the Confidentiality Agreement, for purposes of furthering the Merger, the Company shall, and shall cause its Subsidiaries to, afford Parent and its Representatives (including the Financing Sources and their respective Representatives, who shall each be required to execute a separate Confidentiality Agreement or a joinder to the Confidentiality Agreement) reasonable access during normal business hours (unless otherwise agreed to by the Company), throughout the period prior to the earlier of the termination of this Agreement in accordance with Article IX and the Effective Time, to its and its Subsidiaries’ executive officers, outside accountants, properties, Contracts, books and records and, during such period, the Company shall, and shall cause its Subsidiaries to provide to Parent such other available information concerning its business, properties and personnel as Parent may reasonably request from time to time.  The foregoing notwithstanding, the Company shall not be required to provide access to any such person, any such document or any such information if doing so would, in the reasonable good faith judgment of the Company and its outside counsel, violate any Law, violate any of its or its Affiliates’ respective obligations to third parties with respect to confidentiality, or result in the loss of legal protection, including  the attorney-client privilege and work product doctrine of the Company or any of its Subsidiaries; provided, that the Company will inform Parent of the general nature of the document or information being withheld and reasonably cooperate with Parent to provide such document or information in a manner that would not result in violation of Law or the loss or waiver of such privilege.  Any access or investigation pursuant to this Section 7.2(a) shall be conducted in such a manner as not to interfere unreasonably with the business and operations of the Company or any of the Company’s Subsidiaries.  No investigation by Parent or its Representatives shall affect or be deemed to modify or waive the representations and warranties of the Company set forth in this Agreement, or otherwise limit or affect the remedies available to Parent or Merger Sub pursuant to this Agreement.

(b)                                 The Parties hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the Offer and the Merger shall be governed by that certain Mutual Nondisclosure Agreement between the Company and Parent, executed by the Company on October 26, 2016 and by the Parent on October 12, 2016 (the “Confidentiality Agreement”), which shall survive any termination of this Agreement in accordance with the terms set forth therein.

(c)                                  From and after the date hereof until the Effective Time, the Company and Parent shall, and shall cause their respective Subsidiaries and Representatives to, use reasonable efforts, subject to applicable Law and the approval of their respective legal counsel, to cooperate with the other Party in connection with planning the integration of the business operations of the Surviving Corporation and Parent and their respective Subsidiaries following the Closing.  In furtherance of the foregoing, promptly following the date hereof, each of Parent and the

Company shall designate two individuals to serve on an integration committee, with such committee meeting at least monthly (subject to applicable Law and the approval of their respective legal counsel) and as otherwise reasonably requested by Parent, to conduct transition and integration planning.

Section 7.3                                    No Solicitation by the Company.

(a)                                 Except as expressly permitted by this Section 7.3, the Company shall, and shall cause each of its Affiliates and its and their respective officers, directors, employees, agents, financial advisors, investment bankers, tax advisors, attorneys, consultants, accountants and other representatives (collectively, “Representatives”):  (i) to immediately cease and cause to be terminated any and all solicitation, encouragement, discussions or negotiations with any persons or group of persons (other than Parent and its Affiliates) that may be ongoing with respect to a Company Takeover Proposal and (ii) not to, directly or indirectly, (A) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or discussions regarding, or the making of any proposal or offer that constitutes or could reasonably be expected to lead to, a Company Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish any information in connection with, or afford access to the assets, business, properties, books or records of the Company or any of its Subsidiaries, to any other person for the purpose of soliciting, initiating, knowingly encouraging or knowingly facilitating, a Company Takeover Proposal (other than (x) solely in response to an unsolicited inquiry, to inform the inquiring person that the Company is bound by the non-solicitation provisions set forth in this Section 7.3 and to limit its communication exclusively to such response, or (y) upon receipt of a bona fide, unsolicited written Company Takeover Proposal from any person that did not result from a breach of this Section 7.3, solely to the extent necessary to ascertain facts or clarify terms with respect to a Company Takeover Proposal for the Company Board of Directors to be able to have sufficient information to make the determination described in Section 7.3(c)), or (C) approve, adopt, recommend or enter into, or propose to approve, adopt, recommend or enter into, any letter of intent, term sheet or similar document, Contract or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Company Takeover Proposal.  The Company shall not, and shall cause its Affiliates not to, release any third party from, or waive, amend or modify any provision of, or grant permission under, or fail to enforce, any confidentiality obligations with respect to a Company Takeover Proposal or similar matter or any standstill provision in any agreement to which the Company or any of its Affiliates is a party, in each case, unless the Company Board of Directors determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that the failure to do so would violate its fiduciary duties under applicable Law.

(b)                                 The Company shall, and shall cause its Affiliates to, promptly request any person that has executed a confidentiality or non-disclosure agreement executed after January 1, 2016 in connection with any actual or potential Company Takeover Proposal to return or destroy all confidential information in the possession of such person or its Representatives.

(c)                                  Notwithstanding anything to the contrary contained in Section 7.3(a), if at any time after the date of this Agreement and prior to the Offer Closing, but not after, the Company or any of its Representatives receives a bona fide, unsolicited written Company Takeover Proposal from any person that did not result from a breach of this Section 7.3 and if the

Company Board of Directors determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that such Company Takeover Proposal constitutes or would reasonably be expected to result in a Company Superior Proposal, then the Company and its Representatives may (i) furnish, pursuant to an Acceptable Confidentiality Agreement (a copy of which will be provided to Parent within 24 hours of being executed), information with respect to the Company and its Subsidiaries to the person who has made such Company Takeover Proposal; provided, that the Company shall concurrently with the delivery to such person provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such person or its Representatives unless such non-public information has been previously provided or Made Available to Parent, and (ii) engage in or otherwise participate in discussions or negotiations with the person making such Company Takeover Proposal and its Representatives regarding such Company Takeover Proposal.  The Company shall as promptly as practicable (and in any event within 24 hours) notify Parent in writing if the Company Board of Directors makes a determination that a Company Takeover Proposal constitutes or would reasonably be expect to result in a Company Superior Proposal or if the Company furnishes information or enters into discussions or negotiations as provided in this Section 7.3(c).

(d)                                 Without limiting the foregoing, the Company shall as promptly as practicable (and in no event later than within one (1) Business Day after  the Company’s receipt or it has knowledge of the receipt by any of its Representatives) notify Parent in writing in the event that the Company or any of its Representatives receives a Company Takeover Proposal or a request for information relating to the Company or its Subsidiaries that constitutes or would reasonably be expected to result in or that contemplates a Company Takeover Proposal, including the identity of the person making the Company Takeover Proposal and the material terms and conditions thereof (including an unredacted copy of such Company Takeover Proposal or, where such Company Takeover Proposal is not in writing, a description of the terms and conditions thereof).  The Company shall keep Parent reasonably informed, on a reasonably current basis, as to the status of (including any developments, discussions or negotiations) such Company Takeover Proposal (including by as promptly as practicable (and in no event later than one (1) Business Day after the Company’s receipt or it has knowledge of the receipt by any of its Representatives) providing to Parent copies of any correspondence, proposals, indications of interest or draft agreements relating to such Company Takeover Proposal).  The Company shall provide Parent with at least one (1) Business Day’s prior notice of any meeting of the Company Board of Directors (or such lesser notice as is provided to the members of the Company Board of Directors) at which the Company Board of Directors is reasonably expected to consider any Company Takeover Proposal.  The Company agrees that it and its Affiliates will not enter into any agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 7.3(d).

(e)                                  Except as expressly permitted by Section 7.3(f), the Company Board of Directors shall not (i) (A) fail to include the Company Recommendation in the Schedule 14D-9, (B) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Recommendation or (C) adopt, approve or recommend to stockholders of the Company, or resolve to or publicly propose or announce its intention to adopt, approve or recommend to stockholders of the Company a Company Takeover Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”), or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, indication of interest (countersigned by the Company or any of its Subsidiaries) or Contract (including an acquisition agreement, merger agreement, joint venture agreement or other agreement) with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 7.3(c)) (any of the foregoing, a “Company Acquisition Agreement”).

(f)                                   Notwithstanding anything to the contrary contained in this Agreement, after the date of this Agreement and prior to the Offer Closing, but not after, the Company Board of Directors may, with respect to a bona fide, unsolicited Company Takeover Proposal that did not result from a breach of this Section 7.3, make an Adverse Recommendation Change or cause the Company to terminate this Agreement in accordance with Section 9.1(f) in order to enter into a definitive agreement relating to such Company Takeover Proposal if and only if, prior to taking either such action, (i) the Company has complied with its obligations under this Section 7.3, and (ii) the Company Board of Directors has determined in good faith, after consultation with its independent financial advisor and outside legal counsel, that such Company Takeover Proposal constitutes a Company Superior Proposal; provided, that prior to making such Adverse Recommendation Change or effecting such termination, (A) the Company has given Parent at least four (4) Business Days’ prior notice of its intention to take such action, specifying the reasons therefor, including the terms and conditions of, and the identity of the person making, any such Company Superior Proposal and has contemporaneously provided to Parent a copy of the Company Superior Proposal, a copy of any proposed Company Acquisition Agreements and a copy of any financing commitments relating thereto (or, in each case, if not provided in writing to the Company, a written summary of the terms and conditions thereof), (B) if requested by Parent, the Company shall have negotiated in good faith with Parent and its Representatives during such notice period to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Company Superior Proposal to no longer constitute a Company Superior Proposal, (C) following the end of such notice period, the Company Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed by Parent, and shall have determined, after consultation with its independent financial advisor and outside legal counsel, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal if the revisions proposed by Parent were to be given effect and (D) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Company Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (C) of this proviso shall commence (except that the four (4) Business Day notice period referred to in clause (A) above of this proviso shall instead be equal to the longer of (x) three (3) Business Days and (y) the period remaining under the notice period under clause (A) of this proviso immediately prior to the delivery of such additional notice under this clause (D)) during which time the Company shall be required to comply with the requirements of this Section 7.3(f) anew with respect to such additional notice, including clauses (A) through (D) above of this proviso.  Notwithstanding anything to the contrary contained in this Agreement, neither the Company nor any of its Subsidiaries shall enter into any Company Acquisition Agreement unless this Agreement has been terminated in accordance with its terms.

(g)                                  Other than in connection with a Company Takeover Proposal, the Company may, at any time after the date of this Agreement and prior to the Offer Closing, but not after, make an Adverse Recommendation Change in response to an Intervening Event (an “Intervening Event Recommendation Change”) if (i) the Company has complied with its obligations under this Section 7.3 and (ii) prior to taking such action, the Company Board of Directors has determined in good faith, after consultation with its independent financial advisor and outside legal counsel, that the failure to take such action would constitute a violation of the Company Board of Directors’ fiduciary duties under applicable Law; provided, that prior to making such Intervening Event Recommendation Change, (A) the Company has given Parent at least four (4) Business Days’ prior written notice of its intention to take such action, and specifying the reasons therefor, including specifying in reasonable detail the applicable Intervening Event, (B) if requested by the Parent, the Company shall have negotiated in good faith with Parent and its Representatives during such notice period to enable Parent to propose revisions to the terms of this Agreement, and (C) following the end of such notice period, the Company Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with its independent financial advisor and outside legal counsel, that the failure to make an Intervening Event Recommendation Change would violate the Company Board of Directors’ fiduciary duties under applicable Law.

(h)                                 Nothing contained in this Section 7.3 shall prohibit the Company or the Company Board of Directors from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a)(2)-(3), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to a Company Takeover Proposal, (ii) making any disclosure to the stockholders of the Company if the Company Board of Directors shall have determined, after consultation with its independent financial advisor and outside legal counsel, that failure to take such a position would violate the Company Board of Directors’ fiduciary duties under applicable Law or any disclosure requirements under applicable Law or (iii) making any disclosure that constitutes a “stop, look and listen” communication to the stockholders of the Company pursuant to Section 14d-9(f) promulgated under the Exchange Act pending disclosure of its position thereunder; provided, that no such action or disclosure that would amount to an Adverse Recommendation Change shall be permitted, made or taken other than in compliance with this Section 7.3.

Section 7.4                                    Employee Matters.

(a)                                 Effective as of the Effective Time and for a period of twelve (12) months thereafter, Parent shall provide, or shall cause the Surviving Corporation to provide, to each employee of the Company and/or its Subsidiaries who continues to be employed by the Parent or the Surviving Corporation or any Subsidiary thereof (the “Continuing Employees”), other than Continuing Employees with a written employment Contract with Parent, the Surviving Corporation or any Subsidiary thereof, (i) base salary or wages and target bonus opportunities (but excluding any equity-based compensation) that are no less favorable than the base salary or wages and target bonus opportunities (but excluding any equity-based compensation) provided by the Company to such Continuing Employee immediately prior to the Effective Time (excluding any equity based compensation), (ii) employee benefits (other than severance benefits) that are, in the aggregate, comparable to those provided to the Continuing Employees immediately prior to the Effective Time, and (iii) severance benefits that are, in the aggregate, no less favorable than those provided by the Company to the Continuing Employees immediately prior to the Effective Time.  Following the Closing, Parent shall provide, or shall cause the Surviving Corporation to provide, that periods of employment with the Company (including any current or former affiliate of the Company or any predecessor of the Company) shall be taken into account for purposes of eligibility, vesting (excluding equity compensation vesting) and waiting periods under all employee benefit plans maintained by Parent or an Affiliate of Parent for the benefit of the Continuing Employees (other than as would result in a duplication of benefits or if such service was not recognized under the corresponding Company Benefit Plan).

(b)                                 Parent shall, and shall cause the Surviving Corporation to, cause all medical, dental and other welfare plans in which Continuing Employees participate from and after the Effective Time to (i) waive any exclusions and waiting periods with respect to participation and coverage requirements applicable to such Continuing Employees under any medical, dental or other welfare plan maintained by Parent or its Affiliates to the extent such exclusions did not apply under the corresponding Company Benefit Plan as of the Closing, and (ii) use commercially reasonable efforts to honor any deductible and out-of-pocket expenses incurred by such Continuing Employees and dependents under similar employee plans for the plan year in which such participation begins.

(c)                                  Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any Affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause.  Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 7.4 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or employee benefit plan of Parent or its Affiliates, (ii) create any right in any Continuing Employee or any other person to compensation or benefits of any nature or kind whatsoever, or (iii) create any third party rights in any current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

(d)                                 With respect to matters described in this Section 7.4, the Company will not send any written notices or written communication materials or provide any other form of communication to any Continuing Employee or any other persons without the prior written consent of Parent.

(e)                                  The Company will, and will cause its Subsidiaries to, take any and all actions required by Law or requested by Parent or Merger Sub with respect to any reporting requirements, payments, costs and/or other Liabilities associated with involuntary employment termination of any employee not for cause within the ninety (90) day period prior to the Closing Date, including any reporting requirements, payments, costs and/or Liabilities that arise under the WARN Act as a result of the termination of any employee prior to the Effective Time.

(f)                                   The Company will, and will cause its Subsidiaries to, take any and all actions, including the Company Board of Directors approving such resolutions and adopting such amendments, in a form satisfactory to Parent, required to terminate all Company Benefit Plans that include a salary reduction feature subject to Section 401(k) of the Code, with such termination to be effective prior to the Offer Closing Date.

Section 7.5                                    Regulatory Approvals; Efforts.

(a)                                 Subject to Section 7.5(b), Parent, Merger Sub and the Company shall use their respective reasonable best efforts to (i) promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to submit all notifications to and obtain all authorizations, consents, Orders and approvals of any Governmental Entity that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, (ii) cooperate fully in promptly submitting all notifications and seeking to obtain all such authorizations, consents, Orders and approvals, and (iii) provide such other information to any Governmental Entity as such Governmental Entity may reasonably request in connection herewith.  Each Party agrees to make promptly (but in no event later than ten (10) Business Days following the execution of this Agreement) its respective filing, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and to supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to the HSR Act.  Each Party agrees to make as promptly as practicable its respective filings and notifications, if any, under any other applicable Antitrust Law and to supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to such applicable Antitrust Law.

(b)                                 Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Merger Sub or any of their respective Affiliates shall be required to, and the Company may not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or Order to: (i) sell, license, assign, transfer, divest, hold separate, or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Affiliates, (ii) conduct, restrict, operate, invest, or otherwise change the assets, business, or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Affiliates in any manner, or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Affiliates; provided, that, if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or Order so long as such requirement, condition, limitation, understanding, agreement or Order is only binding on the Company in the event the Closing occurs.

(c)                                  Each Party shall promptly notify the other Party of any communication received from, or given by such Party or any of its Affiliates to, any Governmental Entity or person relating to the matters that are the subject of this Agreement and shall permit the other Party to review in advance any proposed communication by such Party (and its advisors) to any Governmental Entity.  None of the Parties shall agree to participate in any substantive meeting or conference, whether in person or by telephone, with any Governmental Entity in respect of any filings, investigation (including any settlement of the investigation), litigation or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate at such meeting.  The Parties shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Party may reasonably request in connection with the foregoing.  The Parties shall provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.  Parent and the Company may, as each deems advisable and necessary, (i) redact or remove references concerning the valuation of the businesses of the Company and its Subsidiaries, and (ii) reasonably designate any competitively sensitive or any confidential business material provided to the other under this Section 7.5(c) as “counsel only” or, as appropriate, as “outside counsel only.”

(d)                                 The Parties acknowledge that Parent shall control and direct, and the Company will cooperate reasonably, subject to applicable Law, with such direction and control, regarding the filings (including where to file), strategies, process, negotiation of settlements (if any), and related proceedings contemplated by this Section 7.5, including for the avoidance of doubt the marketing or sale of any part of the businesses or assets of the Company or any of its Subsidiaries.  Any reasonable actions or strategies pursued by Parent to avoid, resist or reduce the scope of any action that may be sought or required to satisfy the conditions in clause (e) of Exhibit A hereto shall be deemed consistent with its reasonable best efforts obligations under this Section 7.5, so long as it does not delay satisfaction of the conditions set forth in Article VIII to a date beyond the Outside Date.

(e)                                  Prior to the Closing, each of Parent and the Company (without limiting Section 7.1) shall not, and shall cause its Subsidiaries not to, enter into a Contract to acquire or license, or acquire or license, any assets, businesses or securities of a third party if such acquisition or license would or would reasonably be expected to prevent or delay beyond the Outside Date satisfaction of the conditions set forth in clause (e) of Exhibit A hereto.

Section 7.6                                    Merger Without Meeting of Stockholders.  The Parties shall take all necessary and appropriate action to cause the Merger to be effective without a meeting of stockholders of the Company in accordance with Section 251(h) of Delaware Law as soon as practicable following the consummation of the Offer.

Section 7.7                                    Takeover Statutes.  The Company shall take any and all actions that are necessary or appropriate to cause the Offer and the Merger not to be subject to any requirements imposed by any takeover statute.  If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations may become, or may purport to be, applicable to the Offer or the Merger, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the Offer, the Merger and any other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated by this Agreement, to the extent permissible under applicable Law.

Section 7.8                                    Public Announcements.  The initial press release with respect to the execution of this Agreement and the transactions contemplated by this Agreement shall be a joint press release to be mutually agreed upon by Parent and the Company.  Thereafter, Parent and the Company shall consult with each other and provide each other the reasonable opportunity to review and comment upon any press release or other public announcement with respect to the Offer, the Merger or any of the other transactions contemplated by this Agreement before issuing any such press release or public announcement, and such Party shall consider such comments in good faith; provided, however, in the case of a press release or public announcement required by Law or the rules and regulations of NASDAQ, the Party required to make the release or announcement shall use its reasonable efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance; and provided, further, that the restrictions contained in this Section 7.8 shall not apply to releases or public statements (a) by the Company in connection with an Adverse Recommendation Change, but subject to the Company’s and its Representatives’ compliance with Section 7.3, or Parent in response thereto, or (b) by Parent, if a Company Takeover Proposal shall have been publicly announced.  In addition, each of the Company and Parent may make public statements or announcements in response to questions by the press, analysts, investors or analyst or investor calls, so long as such statements or announcements are not inconsistent with any previous press release or public announcement made in accordance with this Section 7.8.

Section 7.9                                    Indemnification and Insurance.

(a)                                 All rights to indemnification and exculpation from Liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any present and former director and officer of the Company and any of its Subsidiaries (in each case, when acting in such capacity) (each, a “Company Indemnified Party” and together with such person’s estate, executor and administrator, collectively, the “Company Indemnified Parties”) as provided in the Company Organizational Documents (or Company Subsidiary Organizational Documents) in effect as of the date hereof or any indemnification agreements to which a Company Indemnified Party is a party in effect as of the date hereof that are set forth on Section 7.9(a) of the Company Disclosure Letter, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect in any material respect the rights to indemnification or exculpation from Liabilities thereunder of such Company Indemnified Parties.

(b)                                 For a period of six (6) years after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless each Company Indemnified Party in accordance with the Company Organizational Documents in effect as of the date hereof against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or Liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries and pertaining to matters existing or occurring or actions or omissions taken prior to or at the Effective Time, including with respect to this Agreement, the Offer and the Merger, subject to any applicable Law, and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, also advance expenses to the Company Indemnified Parties for any such claim, action, suit, proceeding or investigation, in accordance with the Company Organizational Documents as in effect as of the date of this Agreement; provided, that the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final and nonappealable judicial determination that such Company Indemnified Party is not entitled to indemnification under this Section 7.9, applicable Law or otherwise, provided, further, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)                                  Effective at the Offer Closing Date, the Company shall obtain, and Surviving Corporation shall maintain, a prepaid six year tail on the Company’s current policies of directors’ and officers’ liability insurance with respect to claims arising from facts or events, or actions or omissions, which occurred or are alleged to have occurred at or before the Offer Closing Date; provided, the net premium for such tail policies shall not exceed 250% of the annual premiums paid as of the date hereof by the Company for such insurance (the “Premium Cap”).

(d)                                 The provisions of this Section 7.9 are (i) intended to be for the benefit of, and shall be enforceable by, each of the Company Indemnified Parties, his or her heirs and his or her representatives, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Organizational Documents, by Contract that has been disclosed on Section 7.9(a) of the Company Disclosure Letter or by applicable Law.  Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights under any directors and officers insurance policy that is or has been in existence with respect to the Company or its officers and directors, it being understood and agreed that the indemnification provided for in this Section 7.9 is not prior to, or in substitution for, any claims under any such policies.

Section 7.10                             Control of Operations.  Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other Party’s operations prior to the Effective Time, and (b) prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

Section 7.11                             Section 16 Matters.  Prior to the Effective Time, the Company may take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Offer, the Merger and the other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 7.12                             Transaction Litigation.  The Company shall give Parent the opportunity to participate in the Company’s defense or settlement of any stockholder litigation against the Company and/or its directors, officers or similar persons relating to this Agreement, the Offer and/or the Merger and the other transactions contemplated by this Agreement.  The Company agrees that it shall not settle any litigation commenced prior to or after the date of this Agreement against the Company or its directors, officers or similar persons by any stockholder of the Company relating to this Agreement, the Offer or the Merger and the other transactions contemplated by this Agreement without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.13                             Obligations of Merger Sub.  Parent shall cause Merger Sub to perform its obligations under this Agreement.

Section 7.14                             Resignations.  The Company shall cause to be delivered to Parent at the Closing resignations executed by each director and officer of the Company and each of its Subsidiaries in office as of immediately prior to the Effective Time and effective upon the Effective Time.

Section 7.15                             Notices of Certain Events.  The Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement, (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (c) any action, suit or proceeding commenced, or to the knowledge of such Party, threatened, against the Company or any of its Subsidiaries or Parent or its Subsidiaries, as applicable, that are related to the Offer, the Merger or the other transactions contemplated by this Agreement, and (d) any event, change or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the failure of any of the Offer Conditions to be satisfied.  In no event shall (i) the delivery of any notice by a Party pursuant to this Section 7.15 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement, or (ii) disclosure by the Company or Parent be deemed to amend or supplement the Company Disclosure Letter or constitute an exception to any representation or warranty.

Section 7.16                             Rule 14d-10(d) Matters.  Prior to the Offer Closing, the Company shall take all such steps as may be required to cause each Contract or understanding entered into by the Company or any of its Subsidiaries on or after the date hereof with any of its officers, directors, managers or employees pursuant to which consideration is paid to such officer, director, manager or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

Section 7.17                             Diligence Disc.  Within five (5) Business Days following the execution of this Agreement, the Company shall deliver to Parent one or more CDs (which shall be permanent and accessible, without the need for any password, with readily and commercially available software) containing, in electronic format, all documents (including legal, financial and Tax) posted as of the second Business Day prior to the date of this Agreement to the electronic data site hosted by Merrill Corporation and established by the Company or its Representatives for the purpose of providing an archival copy of the documents to Parent and its Representatives, which CDs shall not include any documents related to assets sold or liabilities assumed with respect to the Frozen Fruit Business pursuant to the Frozen Fruit Asset Purchase Agreement (other than the Frozen Fruit Asset Purchase Agreement (including all schedules and exhibits)) or assets sold or liabilities assumed with respect to the Frozen Vegetable Business pursuant to the Frozen Vegetable Asset Purchase Agreement (other than the Frozen Vegetable Asset Purchase Agreement (including all schedules and exhibits)).

Section 7.18                             Other Actions.  Except as permitted pursuant to this Agreement, from the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article IX, the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement.

Section 7.19                             Stock Exchange Delisting; Deregistration.  Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and the rules, regulations and policies of NASDAQ to enable the delisting by the Surviving Corporation of the shares of Company Common Stock from NASDAQ and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Effective Time.

Section 7.20                             Cooperation with Debt Financing.

(a)                                 The Company shall, shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause its Representatives to, provide all cooperation that is reasonably necessary, customary or advisable and reasonably requested by Parent to assist with the arrangement of the Debt Financing, including by (i) assisting with the preparation of schedules and exhibits to the definitive financing documentation and facilitating the pledging of collateral and the obtaining of guarantees pursuant thereto, in each case, customarily required to be delivered under such definitive financing documentation, (ii) delivering to Parent all existing financial statements, business and other financial data (excluding pro forma financial information) as may be reasonably requested by the Parent in connection with the Debt Financing, and (iii) providing to Parent and its Financing Sources all documentation and other information reasonably requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.  Notwithstanding anything in this Agreement to the contrary, (A) none of the Company, any of its Subsidiaries or their respective Representatives shall be required to execute or enter into any certificate, instrument, agreement or other document in connection with the Debt Financing which will be effective prior to the Closing, (B) nothing herein shall require cooperation or other actions or efforts on the part of the Company, any of its Subsidiaries or their respective Representatives, in connection with the Debt Financing to the extent it would unreasonably materially interfere with their business or operations, and (C) none of the Company, any of its Subsidiaries or their respective Representatives will be required to incur any liability or obligation with respect to the Debt Financing prior to the Closing for which it has not received prior reimbursement or is not otherwise indemnified.

(b)                                 Notwithstanding anything to the contrary contained in this Section 7.20:  (i) nothing in this Section 7.20 shall require any such cooperation to the extent that it would (A) require the Company or any of its Subsidiaries or their respective Representatives, as applicable, to waive or amend any terms of this Agreement or agree to pay any commitment or other fees or reimburse any expenses, in each case prior to the Offer Closing Date, (B) require the Company or any of its Subsidiaries to take any action that will conflict with or violate any Laws or the Existing Credit Agreement, (C) require the Company or any of its Subsidiaries to enter into or approve any financing agreement for the Debt Financing that is effective prior to the Offer Closing Date, (D) result in the Company or any of its Subsidiaries incurring any liability with respect to any matters relating to the Debt Financing prior to the Offer Closing Date (other than with respect to authorization letters referred to above), or (E) result in any officer or director of the Company or any of its Subsidiaries incurring personal liability with respect to any matters relating to the Debt Financing, (ii) no action, liability or obligation (including any obligation to pay any commitment or other fees or reimburse any expenses) of the Company or any of its Subsidiaries or any of their respective Representatives under any certificate, agreement, arrangement, document or instrument relating to the Debt Financing (other than a customary authorization letter) shall be effective until the Offer Closing Date.

(c)                                  In the event that this Agreement is terminated by the Company pursuant to Section 9.1, Parent shall promptly, upon request by the Company, reimburse the Company for all of its documented reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company, any of its Subsidiaries and their respective Representatives in connection with any cooperation set forth in this Section 7.20, so long as such reimbursement does not exceed $25,000 in the aggregate.

Section 7.21                             Payoff.  The Company shall, and shall cause its Subsidiaries to, deliver all notices and take all other actions to facilitate the termination at the Effective Time of all commitments in respect of the Existing Credit Agreements, the repayment in full on the Closing Date of all obligations in respect of the Indebtedness thereunder, and the release on the Closing Date of any Liens securing such Indebtedness and guarantees in connection therewith. In furtherance and not in limitation of the foregoing, the Company and its Subsidiaries shall use commercially reasonable efforts to deliver to Parent prior to the Closing executed payoff letters with respect to each Existing Credit Agreement (each, a “Payoff Letter” and collectively, the “Payoff Letters”), each in form and substance customary for transactions of this type, from the applicable agent on behalf of the persons to whom such Indebtedness is owed, which Payoff Letters together with any related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection with each Existing Credit Agreement relating to the assets, rights and properties of the Company and its Subsidiaries securing or relating to such Indebtedness, shall, upon the payment of the amount set forth in the applicable Payoff Letter at or prior to the Effective Time, be released and terminated.

Section 7.22                             Representations and Warranties Insurance Policy.  Within five (5) Business Days after the date of this Agreement, the Company shall take all actions necessary to cause the issuance of and delivery to the Parent of the final, executed seller-side representations and warranties insurance policy with respect to the Frozen Fruit Asset Purchase Agreement, in form and substance satisfactory to Parent, contemplated by an insurance binder issued by QBE Specialty Insurance Company on October 25, 2017 (the “R&W Policy”).

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 8.1                                    Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each Party to effect the Merger shall be subject to the fulfillment (or waiver by each of the Company and Parent, to the extent not prohibited under applicable Law) on or prior to the Closing Date of the following conditions:

(a)                                 No Legal Prohibition.  No Order by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect, and no Law shall have been adopted (and remain in effect) or be effective, in each case that temporarily or permanently prohibits, enjoins or makes illegal the consummation of the Offer or the Merger.

(b)                                 Purchase of Company Common Stock in the Offer.  Merger Sub shall have previously accepted for payment all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer (including pursuant to any “subsequent offering period” provided by Merger Sub pursuant to this Agreement); provided, however, that neither Merger Sub nor Parent shall be entitled to assert the failure of this Section 8.1(b) if Merger Sub, in breach of this Agreement, fails to purchase any shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer.

ARTICLE IX

TERMINATION

Section 9.1                                    Termination or Abandonment.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, as follows:

(a)                                 by the mutual written consent of the Company and Parent;

(b)                                 by Parent or the Company, if the Offer Closing shall not have occurred on or prior to January 15, 2018 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any Party whose material breach of any representation, warranty, covenant or other agreement of such Party set forth in this Agreement caused or resulted in the Offer Closing not occurring prior to the Outside Date; provided, further, that if on the Outside Date all of the conditions to Closing, other than the condition set forth in clause (e) of Exhibit A hereto (or Section 8.1(a) as it relates to the HSR Act or any other Antitrust Law), shall have been satisfied or shall be capable of being satisfied at such time, the Outside Date may be extended by either Party for a period of ninety (90) days by written notice to the other Party; provided, that the Outside Date shall not be so extended more than twice.

(c)                                  by either the Company or Parent, if an Order by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect, or a Law shall have been adopted or be effective, and in each case shall have become final and nonappealable, that (i) prohibits or makes illegal consummating the Offer or the Merger, or (ii) permanently enjoins Merger Sub from consummating the Offer or the Company, Parent or Merger Sub from consummating the Merger; provided, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to a Party if such Order (or such Order becoming final and nonappealable) was caused by or the result of a material breach by such Party of any representation, warranty, covenant or other agreement of such Party set forth in this Agreement;

(d)                                 by the Company (provided, that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement) if, prior to the Offer Closing, (i) Parent or Merger Sub has breached any representation, warranty, covenant or other agreement contained in this Agreement which breach would or would reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Offer, the Merger or the other transactions contemplated by this Agreement on or before the Outside Date, and (ii) which breach, failure to perform or inaccuracy is either not curable or is not cured by the earlier of (A) the Outside Date, and (B) the date that is twenty (20) calendar days following written notice from the Company to Parent of such breach;

(e)                                  by Parent (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if, prior to the Offer Closing, (i) the Company has breached any representation, warranty, covenant or other agreement contained in this Agreement (other than a material breach of the covenants and agreements set forth in Section 7.3), which breach would or would reasonably be expected to result in any Offer Condition not being satisfied, and (ii) which breach, failure to perform or inaccuracy is either not curable or is not cured by the earlier of (A) the Outside Date, and (B) the date that is twenty (20) calendar days following written notice from Parent to the Company of such breach;

(f)                                   by the Company prior to the Offer Closing, in compliance with Section 7.3(f) in order to accept a Company Superior Proposal, subject to the prior or concurrent payment of the Termination Fee to Parent, and as a condition to the effectiveness of such termination, and otherwise subject to Section 9.3; or

(g)                                  by Parent, if, prior to the Offer Closing, (i) an Adverse Recommendation Change shall have occurred, (ii) the Company shall have entered into, or publicly announced its intention to enter into, a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (iii) the Company shall have breached or failed to perform in any material respect any of the covenants and agreements set forth in Section 7.3, (iv) the Company Board of Directors fails to reaffirm (publicly, if so requested by Parent) the Company Recommendation within ten (10) Business Days after the date any Company Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the person making such Company Takeover Proposal, (v) a tender offer or exchange offer relating to Company Common Stock shall have been commenced by a person unaffiliated with Parent and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act, within ten (10) Business Days after such tender offer or exchange offer is first published, a statement reaffirming the Company Recommendation and recommending that stockholders reject such tender or exchange offer, or (vi) the Company or the Company Board of Directors (or any committee thereof) shall publicly announce its intentions to do any of actions specified in this Section 9.1(g); or

(h)                                 by the Company at any time prior to the Offer Closing if (i) Purchaser terminates or makes any material adverse change to the Offer in violation of the terms of this Agreement, or (ii) (A) all the Offer Conditions shall have been and continue to be satisfied or waived as of the Expiration Time, (B) the Company has confirmed by written notice its intention to terminate this Agreement pursuant this Section 9.1(h)(ii) if Parent and Merger Sub fail to consummate the Offer Closing when required in accordance with Section 2.1(b), (C) Merger Sub has failed to consummate the Offer within three (3) Business Days of the date the Offer Closing should have occurred in accordance with Section 2.1(b), and (D) the Company stood ready, willing and able to consummate the Merger on that date following such three (3) Business Days and the Company shall have given Parent a written notice on or prior to such date confirming such fact.

The party seeking to terminate this Agreement pursuant to this Section 9.1 shall give written notice of such termination to the other Parties in accordance with Section 10.7, specifying the provision of this Agreement pursuant to which such termination is effected.

Section 9.2                                    Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall terminate (except that the Confidentiality Agreement and the provisions of this Section 9.2, Section 9.3, Article X and any related definitions contained in any such Section or Article shall survive any termination), and there shall be no other Liability on the part of the Company, on the one hand, or Parent or Merger Sub, on the other hand, to the other except (a) as provided in Section 9.3 or (b) Liability arising out of or resulting from fraud or any Willful Breach of any provision of this Agreement occurring prior to termination (in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity).

Section 9.3                                    Termination Fees.

(a)                                 If (i) Parent or the Company terminates this Agreement pursuant to Section 9.1(b) or Parent terminates this Agreement pursuant to Section 9.1(e), (ii) after the date of this Agreement, a Company Takeover Proposal shall have been made, commenced, submitted or announced and not publicly withdrawn at least five (5) Business Days prior to termination, and (iii) at any time on or prior to the nine (9) month anniversary of such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any transaction included within the definition of Company Takeover Proposal (provided that references in such definition to 15% shall be deemed to be 50%) with any person (a “Company Takeover Transaction”), whether or not such Company Takeover Transaction is the same as the original Company Takeover Proposal made, commenced, submitted or announced, the Company shall pay or cause to be paid to Parent or its designee the Termination Fee, by wire transfer (to an account designated by Parent) in immediately available funds, upon the earlier of entering into such definitive agreement with respect to any Company Takeover Transaction or the consummation of any Company Takeover Transaction.

(b)                                 If Parent terminates this Agreement pursuant to Section 9.1(g), the Company shall pay or cause to be paid to Parent or its designee the Termination Fee, by wire transfer (to an account designated by Parent) in immediately available funds, within one (1) Business Date after the date of such termination.

(c)                                  If the Company terminates this Agreement pursuant to Section 9.1(f), the Company shall pay or cause to be paid to Parent or its designee the Termination Fee, by wire transfer (to an account designated by Parent) in immediately available funds, prior to or concurrently with, and as a condition to the effectiveness of, such termination.

(d)                                 “Termination Fee” shall mean a cash amount equal to $5,000,000.  Notwithstanding anything contained in this Agreement to the contrary, if the Termination Fee shall become due and payable in accordance with this Section 9.3, from and after such termination and payment of the Termination Fee in full pursuant to and in accordance with this Section 9.3, the Company shall have no further Liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as provided under this Section 9.3 except in the case of fraud or any Willful Breach of any provision of this Agreement occurring prior to termination (in which case the Parent shall in addition be entitled to all rights and remedies available at law or in equity).  In no event shall Parent or its designee be entitled to more than one payment of the Termination Fee in connection with a termination of this Agreement pursuant to which such Termination Fee is payable.

(e)                                  Each of the Parties hereto acknowledges that payment of the Termination Fee is not intended to be a penalty, but rather are liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which the Termination Fee are due and payable, and which do not involve fraud or Willful Breach of this Agreement, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. The Company acknowledges that the agreements contained in this Section 9.3 are an integral part of the Merger, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement.  Accordingly, if the Company fails to pay in a timely manner any amount due pursuant to this Section 9.3, then (i) the Company shall reimburse Parent and its designee for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related claims, actions, suits or proceedings commenced, and (ii) the Company shall pay to Parent or its designee interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus two percent.

ARTICLE X

MISCELLANEOUS

Section 10.1                             No Survival.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.  The Confidentiality Agreement will (a) survive termination of this Agreement in accordance with its terms, and (b) terminate as of the Effective Time.

Section 10.2                             Expenses.  Whether or not the Merger is consummated, and except as set forth in Section 9.3, all costs and expenses incurred in connection with the Offer, the Merger, this Agreement and the other transactions contemplated by this Agreement (e.g., legal, tax, accounting, professional fees, etc.) shall be paid by the Party incurring or required to incur such expenses.  The Parent and the Company shall each pay fifty percent (50%) of the filing fee paid in connection with the HSR filing concurrently with such filing.

Section 10.3                             Counterparts; Effectiveness.  This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties.  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 10.4                             Governing Law.  This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 10.5                             Jurisdiction; Specific Enforcement.

(a)                                 Each of the Parties hereto irrevocably agrees that it shall bring any action, suit or proceeding in respect of any claim arising out of or related to this Agreement and the rights and obligations arising in connection herewith, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns (each, an “Action”), exclusively in (i) the Delaware Court of Chancery in and for New Castle County, (ii) in the event (but only in the event) that such court identified in clause (i) does not have subject matter jurisdiction over such Action, the Delaware Superior Court, (iii) in the event (but only in the event) such courts identified in clauses (i) or (ii) do not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware, or (iv) in the event (but only in the event) such courts identified in clauses (i), (ii) and (iii) do not have subject matter jurisdiction over such Action, any other Delaware state court (the “Chosen Courts”), and solely in connection with any Action (A) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (B) irrevocably waives any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason other than the failure to serve in accordance with this Section 10.5(a) and any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in the Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (C) irrevocably submits to the exclusive venue of any such Action in the Chosen Courts and waives any objection to laying venue for any such Action in the Chosen Courts, and (D) waives any objection that the Chosen Courts are an inconvenient forum, do not have jurisdiction over any Party hereto or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Each Party agrees that a final judgment in any Action brought in the Chosen Courts shall be conclusive and binding upon each of the Parties (subject to any appeal rights of the Chosen Courts) and may be enforced in any other courts the jurisdiction of which each of the Parties is or may be subject, by suit upon such judgment.  Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.7 and agrees that service made in such manner shall have the same legal force and effect as if served upon such party personally within the State of Delaware.  Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.  Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and irrevocably agree (1) that any suit, action or proceeding, whether in law or in equity, in contract, in tort or otherwise, involving the Financing Sources arising out of, or relating to, the Offer, the Merger, the Debt Financing or the performance of obligations thereunder or related thereto will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each Party submits for itself and its property with respect to any such suit, action or proceeding to the exclusive jurisdiction of such court, (2) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such suit, action or proceeding in any other court, (3) to waive and hereby waive, to the fullest extent permitted by Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such suit, action or proceeding in any such court, and (4) any such suit, action or proceeding will be governed and construed in accordance with the Laws of the State of New York.

(b)                                 The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Chosen Courts, and all such rights and remedies at law or in equity shall be cumulative, except as may be limited by Section 9.3.  The Parties further agree that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.5; and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 10.6                             WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OFFER, THE MERGER OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING IN RESPECT OF THE FINANCING SOURCES AND THE DEBT FINANCING).

Section 10.7                             Notices.  All notices and other communications hereunder shall be in writing in one of the following formats and shall be deemed given (a) upon actual delivery, if personally delivered, (b) when transmitted, if sent via facsimile (with written confirmation of receipt) if sent during normal business hours of the Party to be notified, and on the next business day if sent after normal business hours of the Party to be notified, or (c) one Business Day after sending, if sent by a nationally recognized overnight courier (with confirmation of delivery); in each case to the Party to be notified at the following address:

If to Parent or Merger Sub, to:

Utz Quality Foods, LLC
900 High Street
Hanover, PA 17331
Attention: Dylan B. Lissette,
Chief Executive Officer
Email: dlissette@utzsnacks.com
Facsimile: (717) 637-0745

with copies to:

Cozen O’Connor
One Liberty Place
1650 Market Street, Suite 2800
Philadelphia, PA 19103
Attention: Larry P. Laubach, Esq.
Email: llaubach@cozen.com
Facsimile: (215) 701-2346

If to the Company, to:

Inventure Foods, Inc.
5415 E. High Street, Suite 350
Phoenix, AZ 85054
Attention: Steve Weinberger,
Chief Financial Officer
Email: steve.weinberger@inventurefoods.com
Facsimile: (602) 522-2690

with copies to:

DLA Piper LLP
2525 East Camelback Road, Suite 1000
Phoenix, AZ 85016
Attention: Gregory R. Hall, Esq.
Email: greg.hall@dlapiper.com
Facsimile: (480) 606-5528

or to such other address or other contact details as any Party shall specify by written notice given pursuant to this Section 10.7.

Section 10.8                             Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the Parties hereto without the prior written consent of the other Parties; provided, that each of Merger Sub and Parent may, without the prior written consent of the Company, (a) assign any of their rights hereunder to an Affiliate or a wholly-owned direct or indirect Subsidiary of Parent or Merger Sub, or (b) pledge its rights hereunder as security to any source of financing to the Parent or the Surviving Corporation, in each case, upon prior written notice to the Company, but no such assignment shall relieve Parent or Merger Sub of any of its obligations under this Agreement and no such pledge shall be effective until the Effective Time.  Subject to the first sentence of this Section 10.8, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns.  Any purported assignment not permitted under this Section 10.8 shall be null and void.

Section 10.9                             Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 10.10                      Entire Agreement.  This Agreement together with the exhibits hereto, the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any person other than the Parties hereto.  In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement and the Company Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter), the statements in the body of this Agreement will control.

Section 10.11                      Amendments; Waivers.  At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, provided however, that following the Offer Closing, there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self-regulatory organization would require further approval by the holders of Company Common Stock.  At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Parent and Merger Sub, on the other hand, may, to the extent not prohibited by applicable Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub, in the case of an extension by the Company, or of the Company, in the case of an extension by Parent and Merger Sub, as applicable, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of any such Party contained herein; provided however, that following the Offer Closing, there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self-regulatory organization would require further approval by the holders of Company Common Stock.  The foregoing notwithstanding, no failure or delay by any Party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.  Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Financing Sources set forth in Section 10.5, Section 10.6, Section 10.13, Section 10.15 and this Section 10.11 (and the defined terms used therein) may not be amended, modified or altered without the prior written consent of the Financing Sources.

Section 10.12                      Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever.  The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.13                      No Third-Party Beneficiaries.  Each of Parent, Merger Sub and the Company agrees that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the Parties hereto and their respective successors and permitted assigns, in accordance with and subject to the terms of this Agreement, and (b) except for the provisions of Section 7.9, this Agreement is not intended to, and does not, confer upon any person other than the Parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein; provided the provisions of Section 10.5, Section 10.6, Section 10.11, Section 10.15 and this Section 10.13 (and the defined terms used therein)  will inure to the benefit of the Financing Sources and their successors and assigns, each of whom are intended to be third party beneficiaries thereof (it being understood and agreed that the provisions of such sections will be enforceable by the Financing Sources and their respective successors and assigns).

Section 10.14                      Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise expressly indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless expressly so limited.  The words “this Article,” “this Section,” and words of similar import refer only to the Article and Section hereof in which such words occur.  The word “since” when used in this Agreement in reference to a date shall be deemed to be inclusive of such date.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.

Pronouns in masculine, feminine or neuter genders shall be construed to include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  All references in this Agreement to dollars or “$”refer to U.S. dollars.  Unless otherwise specifically provided for in this Agreement, the term “or” shall not be deemed to be exclusive.  References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.  The words “day” or “days” shall mean calendar day, unless denoted as a Business Day.  Any drafts of this Agreement circulated by or among the Parties prior to the fully executed version shall not be used for purposes of interpreting any provision of this Agreement.  Each of the Parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

Section 10.15                      Waiver of Claims Against Financing Sources.  Notwithstanding anything to the contrary set forth in this Agreement, none of the Financing Sources will have any liability to the Company or any of its Affiliates relating to or arising out of this Agreement, the Debt Financing or otherwise, whether at law, or equity, in contract, in tort or otherwise, and neither the Company nor any of its Affiliates will have any rights or claims against any Financing Sources hereunder or thereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

COMPANY:

INVENTURE FOODS, INC.

By:	/s/ Steve Weinberger
Name:	Steve Weinberger
Title:	Chief Financial Officer

PARENT:

UTZ QUALITY FOODS, LLC

By:	/s/ Dylan B. Lissette
Name:	Dylan B. Lissette
Title:	Chief Executive Officer

MERGER SUB:

HERON SUB, INC.

By:	/s/ Dylan B. Lissette
Name:	Dylan B. Lissette
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CONDITIONS OF THE OFFER

Capitalized terms used in this Exhibit A and not otherwise defined herein will have the meanings set forth in the Agreement and Plan of Merger to which this Exhibit A is attached (the “Agreement”).  Notwithstanding any other terms or provisions of the Offer or the Agreement, Merger Sub shall not be obligated to accept for payment, and, subject to the rules and regulations of the SEC (including Rule 14e-l(c) promulgated under the Exchange Act), shall not be obligated to pay for, and may delay the acceptance for payment of or payment for, any validly tendered shares of Company Common Stock pursuant to the Offer (and not theretofore accepted for payment or paid for), if immediately prior to the then scheduled Expiration Time, any of the following conditions shall not have been satisfied (or, to the extent permitted under the Agreement and applicable Law, waived):

(a)                                 The representations and warranties of the Company (i) set forth in Section 5.12(c) of the Agreement shall have been accurate in all respects as of the date of the Agreement and shall be accurate in all respects at and as of the Expiration Time with the same effect as though made as of the Expiration Time, (ii) set forth in Section 5.1(a), Section 5.1(b), Section 5.1(c), Section 5.2 (other the sixth sentence of Section 5.2(a)), Section 5.3(a), Section 5.19, Section 5.20, Section 5.23 and Section 5.26 of the Agreement shall have been accurate in all respects as of the date of the Agreement and shall be accurate in all respects at and as of the Expiration Time with the same effect as though made as of the Expiration Time, (iii) set forth in Section 5.1(d), the sixth sentence of Section 5.2(a), Section 5.3(b), Section 5.3(c) and Section 5.21, of the Agreement shall have been accurate in all material respects as of the date of the Agreement and shall be accurate in all material respects at and as of the Expiration Time with the same effect as though made as of the Expiration Time, and (iv) set forth in the Agreement, other than those Sections specifically identified in clauses (i), (ii) and (iii) of this paragraph (a), shall have been accurate (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” and words of similar import set forth therein) as of the date of the Agreement and shall be accurate (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” and words of similar import set forth therein) at and as of the Expiration Time with the same effect as though made as of the Expiration Time, except, in the case of this clause (iv), where the failure to be accurate, individually or in the aggregate, would not and would not reasonably be expected to result in a Company Material Adverse Effect; provided that in each case, the representations and warranties made as of a specific date shall be required to be so true and correct (subject to the applicable qualifications) as of such date only.

(b)                                 The Company shall have performed or complied in all material respects with all covenants and obligations that the Company is required to comply with or to perform under the Agreement on or prior to the Expiration Time.

(c)                                  Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to the effect that the conditions in paragraphs (a) and (b) above have been satisfied.

(d)                                 Since the date of the Agreement, there shall not have occurred a Company Material Adverse Effect.

(e)                                  Any applicable waiting period (and any extensions thereof) under the HSR Act relating to the Offer or the Merger shall have expired or been terminated, and all other clearances or approvals (other than the filing of the Certificate of Merger with the Delaware Secretary of State) under applicable Antitrust Laws shall have been obtained, free of any condition that would reasonably be expected to have a Company Material Adverse Effect.

(f)                                   There shall not have been issued by any court of competent jurisdiction that remains in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Offer or the Merger nor shall any Law or Order that remains in effect have been promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any Governmental Entity which directly or indirectly prohibits, or makes illegal, the acceptance for payment of or payment for shares of Company Common Stock or the consummation of the Offer or the Merger.

(g)                                  There shall not be pending any legal proceeding by a Governmental Entity having authority over Parent, Merger Sub or any Subsidiary thereof (i) challenging or seeking to restrain or prohibit the consummation of the Offer or the Merger, (ii) seeking to restrain or prohibit Parent’s or its Affiliates ownership or operation of the business or assets of the Company or the Company’s Subsidiaries or of Parent or any of its Affiliates, or to compel Parent or any of its Affiliates to dispose of or hold separate all or any portion of the business or assets of the Company or any of the Company’s Subsidiaries or of Parent or any of its Affiliates, or (iii) seeking to impose or confirm material limitations on the ability of Parent or any of its Affiliates effectively to exercise full rights of ownership of the shares of Company Common Stock, in each case that would constitute a  restraint under applicable Antitrust Law.

(h)                                 Those approvals, consents, notices and waivers that are listed on Section A-1 of the Company Disclosure Letter shall have been received or given and be in full force and effect, and executed counterparts thereof shall have been delivered to Parent.

(i)                                     The Agreement shall not have been terminated in accordance with its terms.

(j)                                    The R&W Policy shall have been issued.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be waived by Parent and Merger Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Merger Sub.  The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

A-2